EXHIBIT 2.1
CAUTIONARY STATEMENT
     This copy of the Merger Agreement has been attached as an exhibit to the Report on Form 8-K to provide investors with information regarding its terms. Except for its status as a legal document governing the contractual rights among the parties thereto in relation to the transactions contemplated thereby, the Merger Agreement is not intended to be a source of factual, business or operational information about IDW, Flextronics or their respective businesses.
     The representations and warranties contained in the Merger Agreement are not necessarily accurate or complete as made and may be subject to exceptions set forth in the disclosure schedules provided in accordance with the Merger Agreement. Such representations, warranties and covenants have been negotiated by IDW and Flextronics for the purpose of allocating contractual risk between the parties, including where the parties do not have complete knowledge of all the facts, and not for the purpose of establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and any shareholder of IDW or Flextronics or any potential investor should not rely on the representations, warranties and covenants therein or any descriptions thereof as characterizations of the actual state of facts or condition of the parties or any of their affiliates.
AGREEMENT AND PLAN OF MERGER
BY AND AMONG
FLEXTRONICS INTERNATIONAL LTD.
GRANITE ACQUISITION CORP.
AND
INTERNATIONAL DISPLAYWORKS, INC.
Dated as of September 4, 2006

-i-

-ii-

-iii-

INDEX OF DEFINED TERMS

Defined Term	Section

401(k) Plan	5.9(d)
Acquisition	7.3(b)(iv)
Acquisition Proposal	5.3(h)(i)
Action of Divestiture	5.6(d)
Agreement	Preamble
Audit	2.6(a)
Average Parent Share Price	1.6(a)
Business Day	1.2
Certificate of Merger	1.2
Certificates	1.7(c)
Change of Recommendation	5.3(d)
Change of Recommendation Notice	5.3(d)(iii)
Closing	1.2
Closing Date	1.2
COBRA	2.16(a)
Code	Recitals
Company	Preamble
Company Balance Sheet	2.4(b)
Company Charter Documents	2.1(b)
Company Common Stock	1.6(a)
Company Disclosure Schedule	Article II
Company Employee Plan	2.16(a)
Company Financials	2.4(b)
Company Intellectual Property	2.8
Company Material Contract	2.17(a)
Company Options	2.2(b)
Company Preferred Stock	2.2(a)
Company Products	2.8
Company Registered Intellectual Property	2.8
Company SEC Reports	2.4(a)
Company Significant Customer	2.19(a)
Confidentiality Agreements	5.4(a)
Contaminants	2.8(j)
Continuing Employees	5.9(e)
Contract	2.1(a)
Delaware Law	1.1
Deutsche Bank	2.14
DOJ	2.3(d)
DOL	2.16(a)
Effect	8.3(d)
Effective Time	1.2
Employee/Service Provider	2.16(a)
Employee Agreement	2.16(a)

-iv-

Defined Term	Section

End Date	7.1(b)
Environmental Claim	2.13(a)
Environmental Laws	2.13(a)
ERISA	2.16(a)
ERISA Affiliate	2.16(a)
Exchange Act	2.3(d)
Exchange Agent	1.7(a)
Exchange Fund	1.7(b)
Exchange Ratio	1.6(a)
FCPA	2.20
FTC	2.3(d)
GAAP	2.4(b)
Governmental Authorizations	2.10
Governmental Entity	2.3(d)
HSR Act	2.3(d)
HIPAA	2.16(a)
Include, Includes, Including	8.3(a)
Indemnified Parties	5.10(a)
Intellectual Property	2.8
Intellectual Property Contracts	2.8(a)
Intellectual Property Rights	2.8
International Employee Plan	2.16(a)
IRS	2.16(a)
Knowledge	8.3(b)
Lease Documents	2.7(b)
Leased Real Property	2.7(a)
Legal Requirements	1.7(f)
Liens	2.1(c)
Made Available	8.3(c)
Material Adverse Effect	8.3(d)
Materials of Environmental Concern	2.13(a)
Measurement End Date	1.6(a)
Merger Sub	Preamble
Merger Sub Charter Documents	3.1
Merger Sub Common Stock	1.6(d)
Merger	1.1
Necessary Consents	2.3(d)
Open Source	2.8
Option Plans	2.2(b)
Parent	Preamble
Parent Benefit Plan	5.9(e)
Parent Charter Documents	3.1
Parent Ordinary Shares	1.6(a)
Parent Disclosure Schedule	Article III
Parent Financials	3.5(b)

-v-

Defined Term	Section

Parent Options	3.3(a)
Parent SEC Reports	3.5(a)
Parent’s 401(k) Plan	5.9(d)
Pension Plan	2.16(a)
Per Share Merger Consideration	1.6(e)
Permitted Liens	2.7(c)
Person	8.3(e)
Prospectus/Proxy Statement	2.21
Registration Statement	2.21
SEC	2.3(d)
Securities Act	2.4(a)
Shrink-Wrapped Code	2.8
Significant Subsidiary	2.1(b)
Significant Supplier	2.19(b)
Source Code	2.8
Stockholders’ Meeting	5.2(a)
Subsidiary	2.1(a)
Subsidiary Charter Documents	2.1(b)
Superior Offer	5.3(h)(ii)
Surviving Corporation	1.1
Tax	2.6(a)
Tax Authority	2.6(a)
Tax Opinions	5.12
Tax Returns	2.6(a)
Taxes	2.6(a)
Termination Fee	7.3(b)(i)
Top-up Notice	1.6(a)
Trade Secret	2.8
Triggering Event	7.1
Voting Agreements	Recitals
Voting Debt	2.2(c)
Walk-Away Notice	1.6(a)
Walk-Away Price	1.6(a)
WARN	2.16(a)

-vi-

AGREEMENT AND PLAN OF MERGER
     This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of September 4, 2006, by and among Flextronics International Ltd., a Singapore company (“Parent”), Granite Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), and International DisplayWorks, Inc., a Delaware corporation (the “Company”).
RECITALS
     A. The respective Boards of Directors of Parent, Merger Sub and the Company have deemed it advisable and in the best interests of their respective companies and stockholders that Parent and the Company consummate the business combination and other transactions provided for herein.
     B. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, all current executive officers and members of the Board of Directors of the Company are entering into Voting Agreements and irrevocable proxies in substantially the form attached hereto as Exhibit A (the “Voting Agreements”).
     C. The Board of Directors of the Company has resolved to recommend to its stockholders the adoption and approval of this Agreement and the approval of the Merger.
     D. Parent, as the sole stockholder of Merger Sub, has approved and adopted this Agreement and approved the Merger.
     E. Parent, Merger Sub and the Company each desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.
     F. For United States federal income tax purposes, the parties intend that the Merger qualify as a “reorganization” under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the “Code”), and this Agreement will be, and hereby is, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code.
     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:
ARTICLE I
THE MERGER
     1.1 The Merger. At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporation

Law (“Delaware Law”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The surviving corporation after the Merger is hereinafter sometimes referred to as the “Surviving Corporation.”
     1.2 Effective Time; Closing. Subject to the provisions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the relevant provisions of Delaware Law (the “Certificate of Merger”) (the time of such filing with the Secretary of State of the State of Delaware (or such later time as may be agreed in writing by the Company and Parent and specified in the Certificate of Merger) being the “Effective Time”) as soon as practicable on the Closing Date. The closing of the Merger (the “Closing”) shall take place at the offices of Curtis, Mallet-Prevost, Colt & Mosle LLP, located at 101 Park Avenue, New York, New York, or such other place as agreed to by the parties, at a time and date to be specified by the parties, which shall be no later than the third Business Day after the satisfaction or waiver of the conditions set forth in Article VI (other than those that by their terms are to be satisfied or waived at the Closing), or at such other time, date and location as the parties hereto agree in writing. The date on which the Closing occurs is referred to herein as the “Closing Date.” “Business Day” shall mean each day that is not a Saturday, Sunday or other day on which banking institutions located in San Jose, California are authorized or obligated by law or executive order to close.
     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.
     1.4 Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is International DisplayWorks, Inc.” At the Effective Time, the bylaws of the Company shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such bylaws.
     1.5 Directors and Officers. The initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. The initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall take such action as reasonably requested by Parent to cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively of each of the Company’s Subsidiaries immediately after the Effective Time, each to hold office as a director or officer of each such Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Subsidiary.
     1.6 Effect on Capital Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any shares of capital stock of the Company, the following shall occur:
          (a) Company Common Stock. Each share of the common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time, other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(c), will be canceled and extinguished and automatically converted (subject to Section 1.6(f)) into the right to receive a fraction (rounded to the nearest ten thousandth or carried out to five one-hundred thousandths if the fraction ends in 0.00005) of a validly issued, fully paid and nonassessable ordinary share, no par value, of Parent (“Parent Ordinary Shares”), such fraction to be in the ratio hereinafter provided (the “Exchange Ratio”). If the Average Parent Share Price is
               (i) equal to or greater than $10.5606 and equal to or less than $12.9074, the Exchange Ratio shall be equal to the quotient obtained by dividing $6.55 by the Average Parent Share Price;
               (ii) greater than $12.9074 and equal to or less than $13.4941, the Exchange Ratio shall be fixed at 0.5075;
               (iii) greater than $13.4941, the Exchange Ratio shall be equal to the quotient obtained by dividing $6.85 by the Average Parent Share Price; or
               (iv) less than $10.5606, the Exchange Ratio shall be fixed at 0.6202;
provided, that if the Average Parent Share Price is less than $9.9739 (the “Walk-Away Price”), the Company shall have the right to give telephonic notice to Parent (a “Walk-Away Notice”), followed promptly by written notice, that the Company elects to terminate this Agreement in accordance with Section 7.1(j) hereof. Any Walk-Away Notice shall be delivered to Parent no later than 5:00 p.m., New York City time on the first Business Day following the Measurement End Date. If the Company delivers a timely Walk-Away Notice, Parent shall have the right to give telephonic notice to the Company (the “Top-Up Notice”), followed promptly by written notice, that Parent elects to increase the Exchange Ratio to equal the quotient obtained by dividing $6.19 by the Average Parent Share Price. Any Top-Up Notice shall be delivered to the Company no later than 5:00 p.m., New York City time on the second Business Day following the Measurement End Date. As used herein, the “Average Parent Share Price” shall mean the average of the per share closing prices of the Parent Ordinary Shares reported on the Nasdaq

Global Market during the twenty consecutive trading days ending on the fifth trading day immediately preceding, but not including, the Closing Date (the “Measurement End Date”).
          (b) Repurchase Rights. If any shares of Company Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition (including, without limitation, restrictions on transferability) under any applicable restricted stock purchase agreement or other agreement or arrangement with the Company that does not by its terms provide that such repurchase option, risk of forfeiture or other condition lapses upon consummation of the Merger, then the Parent Ordinary Shares issued in exchange for such shares of Company Common Stock will, to the extent permitted by applicable law, also be unvested and subject to the same repurchase option, risk of forfeiture or other condition (including, without limitation, restrictions on transferability), and the certificates representing such Parent Ordinary Shares may accordingly be marked with appropriate legends. The Company shall use reasonable best efforts to provide that, from and after the Effective Time, the Surviving Corporation is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.
          (c) Cancellation of Treasury and Parent Owned Stock. Each share of Company Common Stock held by the Company or Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.
          (d) Capital Stock of Merger Sub. Each share of common stock, par value $0.001 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation.
          (e) Stock Options. At the Effective Time, each Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, terminate in its entirety at the Effective Time, and the holder of each Company Option shall to the extent permitted under the Option Plans be entitled to receive therefor an amount of cash (rounded down to the nearest whole cent) equal to the product of (i) the number of shares of Company Common Stock that are subject to such Company Option and that are unexpired, unexercised and outstanding immediately prior to the Effective Time, and (ii) the excess, if any of the Per Share Merger Consideration over the per share exercise price of such Company Option immediately prior to the Effective Time. As used herein, “Per Share Merger Consideration” shall mean the product of the Exchange Ratio and the Average Parent Share Price, rounded down to the nearest whole cent. The Company shall keep Parent apprised of all actions taken to terminate the Company Options in accordance with this Section 1.6(e), and in connection with such termination, the Company shall take such actions as may be necessary to allow for the net share settlement of the Company Options upon their exercise, if such action may be taken without any adverse effect to the Company and otherwise is effected in a manner approved by Parent.
          (f) Fractional Shares. No fraction of a Parent Ordinary Shares will be issued by virtue of the Merger, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a Parent Ordinary Shares (after aggregating all fractional shares of Parent Ordinary Shares that otherwise would be received by such holder) shall, upon surrender of such holder’s Certificate(s), receive from Parent an amount of cash (rounded to the nearest whole cent), without interest, less the amount of any withholding taxes as contemplated by Section 1.7(f), which are required to be withheld with respect thereto, equal to the product of: (i) such fraction, multiplied by (ii) the Average Parent Share Price.
          (g) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the appropriate effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Parent Ordinary Shares or Company Common Stock), reorganization, recapitalization, reclassification or other like change with respect to Parent Ordinary Shares or Company Common Stock having a record date on or after the date hereof and prior to the Effective Time.
     1.7 Surrender of Certificates.
          (a) Exchange Agent. Parent shall designate a bank or trust company reasonably satisfactory to the Company to act as the exchange agent (the “Exchange Agent”) for the Merger.
          (b) Parent to Provide Common Stock. Prior to the Effective Time, Parent shall enter into an agreement with the Exchange Agent, reasonably satisfactory to the Company, which shall provide that Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, the Parent Ordinary Shares issuable pursuant to Section 1.6(a) in exchange for outstanding shares of Company Common Stock. In addition, Parent shall make available as necessary, cash in an amount sufficient for payment in lieu of fractional shares pursuant to Section 1.6(f) and any dividends or distributions which holders of shares of Company Common Stock may be entitled pursuant to Section 1.7(d). Any cash and Parent Ordinary Shares deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”
          (c) Exchange Procedures. As promptly as practicable after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”) which immediately prior to the Effective Time represented outstanding shares of Company Common Stock whose shares were converted into the right to receive Parent Ordinary Shares pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d): (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in customary form and have such other provisions as Parent may reasonably specify and the Company shall reasonably approve prior to the Effective Time) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing whole Parent Ordinary Shares, cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d). Upon surrender of Certificates for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent (with appropriate notice of such appointment having been provided to such holders of record), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificates shall be entitled to receive in exchange therefor the number of whole Parent Ordinary Shares (after taking into account all Certificates surrendered by such holder) to which such holder is entitled pursuant to Section 1.6(a) (which shall be in uncertificated book entry form unless a physical certificate is requested or is otherwise required by applicable law or regulation), payment in lieu of fractional shares which such holder has the right to receive pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d), and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates will be deemed from and after the Effective Time, for all corporate purposes, to evidence the ownership of the number of full Parent Ordinary Shares into which such shares of Company Common Stock shall have been so converted and the right to receive an amount in cash in lieu of the issuance of any fractional shares in accordance with Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d).
          (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the date hereof with respect to Parent Ordinary Shares with a record date after the Effective Time and no payment in lieu of fractional shares pursuant to Section 1.6(f) will be paid to the holders of any unsurrendered Certificates with respect to the Parent Ordinary Shares represented thereby until the holders of record of such Certificates shall surrender such Certificates. Subject to applicable law, following surrender of any such Certificates, the Exchange Agent shall deliver to the record holders thereof, without interest (i) promptly after such surrender, the number of whole Parent Ordinary Shares issued in exchange therefor along with payment in lieu of fractional shares pursuant to Section 1.6(f) and the amount of any such dividends or other distributions with a record date after the Effective Time and theretofore paid with respect to such whole shares of Parent Ordinary Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date subsequent to such surrender payable with respect to such whole Parent Ordinary Shares.
          (e) Transfers of Ownership. If shares of Parent Ordinary Shares are to be issued in a name other than that in which the Certificates surrendered in exchange therefor are registered, it will be a condition of the issuance thereof that the Certificates so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Persons requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the issuance of Parent Ordinary Shares in any name other than that of the registered holder of the Certificates surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.
          (f) Required Withholding. Each of the Exchange Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Common Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign Tax law or under any other applicable Legal Requirements. To the extent such amounts are so deducted or withheld, the amount of such consideration shall be treated for all purposes under this Agreement as having been paid to the Person to whom such consideration would otherwise have been paid. For purposes of this

Agreement, “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, order, edict, decree, directive, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.
          (g) No Liability. Notwithstanding anything to the contrary in this Section 1.7, none of the Exchange Agent, the Surviving Corporation or any party hereto shall be liable to a holder of shares of Company Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements.
          (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis; provided that no such investment or loss thereon shall affect the amounts payable to Company stockholders pursuant to this Article I. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable to Company stockholders pursuant to this Article I shall be paid to Parent as soon as practicable at the end of each calendar month.
          (i) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates six (6) months after the Effective Time shall be delivered to Parent, upon demand, and any holders of the Certificates who have not surrendered such Certificates in compliance with this Section 1.7 shall after such delivery to Parent look only to Parent for Parent Ordinary Shares pursuant to Section 1.6(a), cash in lieu of any fractional shares pursuant to Section 1.6(f) and any dividends or other distributions pursuant to Section 1.7(d) with respect to the shares of Company Common Stock formerly represented thereby.
     1.8 No Further Ownership Rights in Company Common Stock. All Parent Ordinary Shares issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof (including any cash paid in respect thereof pursuant to Section 1.6(f) and 1.7(d)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.
     1.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Parent Ordinary Shares, cash for fractional shares, if any, as may be required pursuant to Section 1.6(f) and any dividends or distributions payable pursuant to Section 1.7(d); provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the

Company or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.
     1.10 Amendment to Agreement. Upon the written request of Parent, Merger Sub and the Company shall enter into an amendment to this Agreement providing that in lieu of the Merger of Merger Sub with and into Company as contemplated by this Article I, the structure of the transactions contemplated by this Agreement would be modified so that Parent may effect an acquisition of all of the outstanding Company Common Stock directly, or by an affiliate of Parent or a trust established by Parent or an affiliate thereof, or may effect a merger of the Company with or into any other subsidiary or affiliate of Parent, in each case on the terms specified in such written request of Parent; provided that (a) the holders of Company Common Stock are not and will not be adversely affected in any way thereby; (b) the transaction provided for in such amendment qualifies as a tax free reorganization pursuant to Section 368(a) of the Code and that the Company’s stockholders shall not incur any income tax liability as a result thereof or with respect thereto; and (c) the transaction does not impose any additional material requirements or obligations upon the Company (other than obligations arising after the Effective Time) or adversely affect the ability of any of the Company, Parent or Merger Sub to satisfy the conditions to Closing by the scheduled Closing Date set forth in this Agreement.
     1.11 Further Action. At and after the Effective Time, the officers and directors of Parent and the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company and Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company and Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Parent and Merger Sub, subject to the exceptions specifically disclosed in writing in the disclosure schedule (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face) supplied by the Company to Parent dated as of the date hereof (the “Company Disclosure Schedule”), as follows:
     2.1 Organization; Standing and Power; Charter Documents; Subsidiaries.
          (a) Organization; Standing and Power. The Company and each of its Subsidiaries (i) are each a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, and (ii) are each duly qualified to do business as a foreign corporation in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified, individually or in the aggregate, would not reasonably be expected to be material to the Company. The Company and each of its Subsidiaries each has the requisite power and authority and all necessary governmental licenses, authorizations, permits, consents and approvals required to own, lease and operate its properties and to carry on its business as currently conducted, except for those licenses, authorizations, permits, consents and approvals the absence of which, individually or in the aggregate, would not reasonably be expected to be material to the Company. For purposes of this Agreement, “Subsidiary,” when used with respect to any party, shall mean any corporation, association, business entity, partnership, limited liability company or other Person of which such party, either alone or together with one or more Subsidiaries or through one or more Subsidiaries (A) directly or indirectly owns or controls securities or other interests representing more than 50% of the voting power of such Person or (B) is entitled, by Contract or otherwise, to elect, appoint or designate directors or other Persons constituting a majority of the members of such Person’s board of directors or other governing body. For purposes of this Agreement, “Contract” shall mean any written or oral contract, agreement, lease, license, subcontract, binding understanding, binding instrument, indenture, note, bond, loan, binding commitment or other arrangement or undertaking, including any and all amendments, exhibits and schedules thereto.
          (b) Charter Documents. The Company has Made Available to Parent a true and correct copy of (i) the certificate of incorporation and bylaws of the Company, each as amended to date and as in full force and effect (collectively, the “Company Charter Documents”) and (ii) the certificate of incorporation and bylaws, or like organizational documents (collectively, “Subsidiary Charter Documents”), of each of its Subsidiaries that is a “significant subsidiary” within the meaning of Rule 1-02 of Regulation S-X promulgated by the SEC (a “Significant Subsidiary”), each as amended to date and as in full force and effect. The Company is not in violation of any of the provisions of the Company Charter Documents and none of its Subsidiaries is in material violation of its respective Subsidiary Charter Documents.
          (c) Subsidiaries. Section 2.1(c) of the Company Disclosure Schedule sets forth each Subsidiary of the Company. The Company is the direct or indirect owner of all of the outstanding shares of capital stock of, or other equity or voting interests in, each such Subsidiary and all such shares or interests have been duly authorized, validly issued and are fully paid and nonassessable, free and clear of all pledges, claims, liens, charges, encumbrances, options, restrictions and security interests of any kind or nature whatsoever (collectively, “Liens”), except for restrictions imposed by applicable securities laws. Other than the Subsidiaries of the Company, neither the Company nor any of its Subsidiaries owns any capital stock of, or other equity or voting interests of any nature in, or any interest convertible, exchangeable or exercisable for, capital stock of, or other equity or voting interests of any nature in, any other Person.
     2.2 Capital Structure.
          (a) Capital Stock. The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of undesignated preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on September 1, 2006: (i) 44,831,829 shares of Company Common Stock were issued and outstanding, and (ii) no shares of Company Common Stock were held by the Company in its treasury; and, as of the date hereof, no shares of Company Preferred Stock were issued or outstanding. No shares of Company Common Stock are owned or held by any

Subsidiary of the Company. All outstanding shares of Company Common Stock are duly authorized, validly issued, fully paid and non-assessable and are not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound.
          (b) Company Options. As of the close of business on September 1, 2006: (i) 2,867,800 shares of Company Common Stock are issuable upon the exercise of outstanding options to purchase Company Common Stock under the Company’s 2000 Equity Incentive Plan, 2005 Equity Incentive Plan, and under an option granted to Thomas Lacey dated September 7, 2004 (collectively, the “Option Plans”) (such options, whether payable in cash, shares or otherwise granted under or pursuant to the Option Plans are referred to in this Agreement as “Company Options”); and (ii) there are no shares of Company Common Stock issuable upon the exercise of outstanding options to purchase Company Common Stock that were not issued under the Option Plans. Section 2.2(b)(i) of the Company Disclosure Schedule sets forth a list of each outstanding Company Option, including (a) the name of the holder of such Company Option; (b) the number of shares of Company Common Stock subject to such Company Option; (c) the exercise price of such Company Option; (d) the date on which such Company Option was granted or issued; (e) the Option Plan under which such Company Option was issued and whether such Company Option is an “incentive stock option” (as defined in Section 422 of the Code) or a nonqualified stock option; (f) for each Company Option, whether such Company Option is held by a Person who is not an employee of the Company or any of its Subsidiaries; (g) the applicable vesting schedule, if any, and the extent to which such Company Option is vested and exercisable as of the date hereof; and (h) the date on which such Company Option expires. All shares of Company Common Stock subject to issuance under the Option Plans have been duly authorized, and upon issuance in accordance with the terms and conditions specified in the Option Plans, will be validly issued, fully paid and nonassessable. Except as set forth in Section 2.2(b)(ii) of the Company Disclosure Schedule, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company. Each outstanding Company Option has been granted with an exercise price no less than the fair market value of the shares of Company Common stock subject to such Company Options on the date of grant.
          (c) Voting Debt. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other indebtedness which carries or possesses the right to vote on any matters on which stockholders may vote or which is convertible into, or exchangeable for, securities having such right (collectively, “Voting Debt”).
          (d) Other Securities. Except as otherwise set forth in Section 2.2(b) or Section 2.2(d) of the Company Disclosure Schedule, as of the date hereof, there are no securities, options, warrants, calls, rights, contracts, commitments, agreements, instruments, arrangements, understandings, obligations or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating (or purporting to obligate) the Company or any of its Subsidiaries to (including on a deferred basis) issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, Voting Debt, other voting securities or any securities convertible into shares of capital stock, Voting Debt or other voting securities of the Company or any of its Subsidiaries, or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, instrument, arrangement, understanding, obligation or undertaking. There are no outstanding Contracts to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to (i) repurchase, redeem or otherwise acquire any shares of capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or (ii) dispose of any shares of the capital stock of, or other equity or voting interests in, any of its Subsidiaries. The Company is not a party to any voting agreement with respect to shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries and, to the Company’s Knowledge, other than the Voting Agreements and the irrevocable proxies granted pursuant to the Voting Agreements, there are no irrevocable proxies, voting agreements, or voting trusts with respect to any Company Common Stock. There are no rights plans, anti-takeover plans or registration rights agreements with respect to any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Significant Subsidiaries to which the Company or any of its Subsidiaries is a party or by which any of them are bound.
          (e) No Changes. Since the close of business on September 1, 2006 and through the date hereof, other than pursuant to the exercise of Company Options outstanding as of the close of business on September 1, 2006 issued pursuant to the Option Plans, there has been no change in (A) the outstanding capital stock of the Company, (B) the number of Company Options outstanding, or (C) the number of other options, warrants or other rights to purchase capital stock of the Company.
     2.3 Authority; No Conflict; Necessary Consents.
          (a) Authority. The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of consummation of the Merger, to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the adoption of this Agreement by the Company’s stockholders as contemplated by Section 5.2 and the filing of the Certificate of Merger pursuant to Delaware Law. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock is the only vote of the holders of any class or series of Company capital stock necessary to adopt this Agreement and consummate the Merger. This Agreement has been duly executed and delivered by the Company and assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.

          (b) The Board of Directors of the Company has, by resolution duly adopted by unanimous vote at a meeting of all Directors duly called and held (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, and (iii) recommended that the stockholders of the Company adopt this Agreement and directed that such matter be submitted to the Company’s stockholders at the Stockholders’ Meeting. As of the date hereof, the Board of Directors of the Company has not subsequently rescinded or modified in any way the foregoing resolutions.
          (c) No Conflict. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) conflict with or violate any provision of the Company Charter Documents or any Subsidiary Charter Documents of any Subsidiary of the Company, (ii) subject to obtaining the adoption of this Agreement by the Company’s stockholders as contemplated in Section 5.2 and compliance with the requirements set forth in Section 2.3(d), conflict with or violate any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible) is bound or affected, (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or impair the Company’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, any Company Material Contract or any other Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective assets or properties are bound or affected, or (iv) result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries. Section 2.3(c) of the Company Disclosure Schedule lists all consents, waivers and approvals required to be obtained in connection with the consummation of the transactions contemplated hereby under any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or any of their properties or assets is bound or affected, which if individually or in the aggregate not obtained, could reasonably be expected to result in a material loss of benefits to the Company, Parent or the Surviving Corporation as a result of the Merger.
          (d) Necessary Consents. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other governmental authority or instrumentality or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger by the Company and other transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) the filing and effectiveness of the Prospectus/Proxy Statement with the United States Securities and Exchange Commission (the “SEC”) in accordance with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) required by the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (“HSR Act”) and the expiration or termination of the applicable waiting period under the HSR Act, and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 2.3(d) of the Company Disclosure Schedule, (iv) such other filings and notifications as may be required to be made by the Company under federal, state or foreign securities laws or the rules and regulations of The Nasdaq Stock Market, and (v) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made would not, individually or in the aggregate, reasonably be expected to materially affect the ability of the Company to consummate the Merger or have a Material Adverse Effect on the Company. The consents, approvals, orders, authorizations, registrations, declarations and filings set forth in (i) through (iv) are referred to herein as the “Necessary Consents.”
     2.4 SEC Filings; Financial Statements; Internal Controls.
          (a) SEC Filings. The Company has timely filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since November 1, 2002. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing (including those that the Company may file subsequent to the date hereof) are referred to herein as the “Company SEC Reports.” As of their respective dates, the Company SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Reports and (ii) did not at the time they were filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent corrected: (A) in the case of Company SEC Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Company SEC Report; and (B) in the case of Company SEC Reports filed after the date of this Agreement that are amended or superseded prior to the Closing, by the filing of the applicable amending or superseding Company SEC Report. None of the Company’s Subsidiaries is required to file any forms, reports or other documents with the SEC. The Company has Made Available to Parent complete and correct copies of all amendments and modifications to the Company SEC Reports effected prior to the date of this Agreement that have not yet been filed by the Company with the SEC but which are required to be filed. The Company has Made Available to Parent true, correct and complete copies of all correspondence, other than transmittal correspondence, between the SEC, on the one hand, and the Company and any of its Subsidiaries, on the other, since November 1, 2002, including all SEC comment letters and responses to such comment letters by or on behalf of the Company. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Each of the principal executive officer of the Company and the principal financial officer of the Company (or each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to the Company SEC Reports. For purposes of the preceding sentence, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.
          (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any accompanying notes thereto) contained in the Company SEC Reports (including each Company SEC Report filed after the date hereof until the Closing), including the consolidated statement of operations, consolidated statement of cash flows and consolidated balance sheet for the year ended, and as of, October 31, 2005 (the “Company Financials”): (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the rules of the SEC and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and (iii) fairly presented the consolidated financial position of the Company and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of the Company’s operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments). The Company does not intend to correct or restate, and there is not any basis to correct or restate any of the Company Financials. The consolidated balance sheet of the Company and its consolidated subsidiaries as of October 31, 2005 contained in the Company SEC Reports is hereinafter referred to as the “Company Balance Sheet.” Except as disclosed in the Company Financials, neither the Company nor any of its Subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except for (i) liabilities incurred since the date of the Company Balance Sheet in the ordinary course of business consistent with past practice, (ii) liabilities incurred in connection with this Agreement or the transactions contemplated hereby, and (iii) liabilities that would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. The Company has not had any disagreement with Grant Thornton, its independent public accountants, regarding material accounting matters or policies during any of its past three full fiscal years or during the current fiscal year-to-date. The books and records of the Company and each Subsidiary have been, and are being, maintained in accordance with applicable legal and accounting requirements and the Company Financials are consistent with such books and records. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC).
          (c) Internal Controls. The Company has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) under the Exchange Act designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP and including those policies and procedures that: (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Company and its Subsidiaries; (ii) provide reasonable assurance that material information relating to the Company and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of the Company; (iv) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and its Subsidiaries. There are no “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls, and there is no series of multiple “significant deficiencies” (as defined by the Public Company Accounting Oversight Board) that collectively represents a “material weakness” in the design or operation of the Company’s internal controls. Since October 31, 2005, neither the Company nor any of its Subsidiaries (including any current Employee/Service Provider thereof) nor, to the Company’s Knowledge, the Company’s independent auditors have identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by the Company and its Subsidiaries, (B) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, or (C) any material claim or allegation regarding any of the foregoing.
          (d) Disclosure Controls. The Company has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to the Company’s management to allow timely decisions regarding required disclosure.
          (e) Other Controls and Procedures. The Company has established and maintains a system of controls and procedures sufficient to (i) provide assurance that any significant deficiencies or material weaknesses in the design or operation of internal controls which are reasonably likely to materially and adversely affect the ability to record, process, summarize and report financial information, and any fraud that is detected by the Company, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by the Company and its Subsidiaries, are adequately and promptly disclosed to the Company’s independent auditors and the audit committee of the Company’s Board of Directors and (ii) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization.
     2.5 Absence of Certain Changes or Events. Except as otherwise set forth in Section 2.5 of the Company Disclosure Schedule, since the date of the Company Balance Sheet through the date hereof, the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and there has not been, accrued or arisen:
          (a) any event, change or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company;

          (b) any merger or consolidation involving the Company or any of its Subsidiaries, or any acquisition by the Company or any of its Subsidiaries of any business, whether by purchasing all or substantially all of the assets of or equity securities of, or otherwise acquiring, any business or corporation, partnership, association or other business organization or a division thereof;
          (c) any material Contract entered into by the Company or any of its Subsidiaries, other than in the ordinary course of business and as provided to Parent, or any material amendment or termination of, or default under, any material Contract to which the Company or any of its Subsidiaries is a party or by which it or any of them is bound;
          (d) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of the Company’s or any of its Subsidiaries’ capital stock (other than any distribution, payment or dividend by any of the Company’s Subsidiaries to the Company or to any of the other Company’s Subsidiaries), or any purchase, redemption or other acquisition by the Company or any of its Subsidiaries of any of the Company’s or any of its Subsidiaries’ capital stock or any other securities of the Company or any options, warrants, calls or rights to acquire any such shares or other securities (except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option agreements and other than transactions among the Company and its Subsidiaries);
          (e) any split, combination, recapitalization, exchange, readjustment or reclassification of any of the Company’s or any of its Subsidiaries’ capital stock;
          (f) any granting by the Company or any of its Subsidiaries, whether orally or in writing, of any (i) increase in compensation or fringe benefits payable or otherwise due to officers of the Company or any Subsidiary or (ii) material increase in compensation or fringe benefits payable or otherwise due to any non-officer employees of the Company or any Subsidiary whose annual base salary is in excess of $100,000 other than in the ordinary course of business consistent with past practice;
          (g) (i) any change by the Company or any of its Subsidiaries of severance, termination or bonus policies and practices (excluding sales commissions), (ii) any change in the policy of the Company relating to the granting of stock options to its employees, directors and consultants; (iii) any entry by the Company or any of its Subsidiaries into, or amendment of, (A) any employment, severance, deferred compensation, termination, change of control or indemnification agreement or (B) any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby (either alone or upon the occurrence of additional or subsequent events), or (iv) the establishment, adoption or amendment (except as required by law) of any collective bargaining, bonus, profit-sharing, thrift, pension, retirement or other similar benefit plan or arrangement covering any director, officer or employee of the Company or any of its Subsidiaries;
          (h) any material amendment or termination of any Company Material Contract;

          (i) any Contract entered into by the Company or any of its Subsidiaries relating to its assets or business (including the acquisition or disposition of any assets or property) or any relinquishment by the Company or any of its Subsidiaries of any Contract or other right, in each case having a stated contract amount or involving obligations or entitlements with a value of more than $500,000 in each individual case (other than Contracts with customers, suppliers, distributors and representatives entered into in the ordinary course of business, consistent with past practice);
          (j) any change in any method of accounting principles or practices by the Company or any of its Subsidiaries, except for any such change required by reason of a concurrent change in GAAP or Regulation S-X under the Exchange Act;
          (k) any debt, capital lease or other debt or equity financing transaction by the Company or any of its Subsidiaries or entry into any agreement by the Company or any of its Subsidiaries in connection with any such transaction, except for capital leases entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole;
          (l) any grants of any material refunds, credits, rebates or other allowances by the Company or any of its Subsidiaries to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;
          (m) any material change in the level of product returns, bad debts or reserves relating to accounts receivable experienced by the Company or any of its Subsidiaries;
          (n) any material restructuring activities by the Company or any of its Subsidiaries, including any material reductions in force, or any lease terminations or restructuring of contracts;
          (o) any license of or Lien on any properties or assets, except licenses and Liens which are not material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries;
          (p) any loan, advance or capital contribution by the Company or any of its Subsidiaries to, or investment in, any Person other than (i) loans or advances to Employees/Service Providers in connection with business related travel and expenses, in each case in the ordinary course of business consistent with past practice; (ii) loans, advances or capital contributions or investments by the Company to or in any wholly-owned Subsidiary, by any wholly-owned Subsidiary in the Company, or by a wholly-owned Subsidiary of the Company in any other wholly-owned Subsidiary of the Company; or (iii) loans or advances to vendors consistent with past practice that are not, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole;
          (q) any material purchases of fixed assets or other long term assets other than in the ordinary course of business and in a manner consistent with past practice;
          (r) any amendment of any material Tax Returns, any adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any closing agreement relating to an Audit, or consent to any waiver of the statutory period of limitations in respect of any Audit;
          (s) any material revaluation, or any indication that such a revaluation is required under GAAP, by the Company or any of its Subsidiaries of any of their respective assets, including, without limitation, writing down the value of long-term or short-term investments, fixed assets, goodwill, intangible assets, deferred tax assets, or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;
          (t) any significant deficiency or material weakness identified in the system of internal controls utilized by the Company and its Subsidiaries;
          (u) any settlement of any lawsuit or other proceeding by the Company or any Subsidiary;
          (v) any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company or any of its Subsidiaries; or
          (w) any material recall, field notification or field correction with respect to products manufactured by on or behalf of the Company or any of its Subsidiaries.
     2.6 Taxes.
          (a) Definitions. “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (i) all foreign, federal, state and local, income, profits, franchise, gross receipts, payroll, transfer, sales, employment, use, property, excise, value added, ad valorem, estimated, stamp, alternative or add-on minimum, recapture, withholding and any other taxes, together with all interest, penalties and additions imposed on or with respect to such amounts and (ii) any liability for payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group. “Tax Authority” means the IRS and any other domestic or foreign governmental authority responsible for the administration of any Taxes. “Tax Return” means any return, declaration, report, claim for refund, or information return or statement filed or required to be filed with any Tax Authority in connection with the determination, assessment, collection or imposition of any Taxes. “Audit” means any audit, assessment, examination, written claim, or other written inquiry relating to Taxes by any Tax Authority or any judicial or administrative proceeding relating to Taxes.
          (b) Tax Returns and Audits.
               (i) All Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been timely filed and in the manner prescribed by law. All such Tax Returns are true, correct and complete in all material respects, and all Taxes owed by the Company and its Subsidiaries, whether or not shown on any Tax Return (including all withholding and payroll Taxes), have been paid. None of the Company or any of its Subsidiaries has received written notice of any claim by any Tax Authority in any jurisdiction other than in which it has filed Tax Returns that the Company or any of its Subsidiaries are or may be subject to taxation by that jurisdiction.

               (ii) No material adjustment relating to any Tax Return of the Company or any of its Subsidiaries by any Tax Authority has been proposed in writing formally or informally by any Tax Authority to the Company or any of its Subsidiaries.
               (iii) There are no Liens or other encumbrances with respect to Taxes upon any of the assets or properties of the Company or any of its Subsidiaries, other than with respect to Taxes not yet due and payable.
               (iv) No Audit is currently pending with respect to any Tax Return of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received any written communication from any Tax Authority that an Audit is forthcoming. Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any material Tax, and there is no deficiency for any Taxes that is outstanding, assessed or proposed against the Company or any of its Subsidiaries, which deficiency has not been paid in full when due and payable.
               (v) There are no outstanding written agreements or waivers extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Company or any of its Subsidiaries for any taxable period. No power of attorney granted by or with respect to the Company or any of its Subsidiaries relating to Taxes is currently in force, and no extension of time for filing any Tax Return required to be filed by or on behalf of the Company or any of its Subsidiaries is in force. The Company has delivered or made available to Parent complete and correct copies of all foreign, federal and state income Tax Returns, audit reports and statements of deficiencies for the Company and each of its Subsidiaries filed by or issued to or with respect to the Company and each of its Subsidiaries for all periods which have been requested by Parent.
               (vi) With respect to Taxes not yet due or owing, the Company and its Subsidiaries have made such accruals for such Taxes in the Company Financials as are required by GAAP. The Company and its Subsidiaries have no liability for unpaid Taxes which have not been accrued for or reserved in the most recent Company Financials, whether asserted or unasserted, contingent or otherwise, which is material to the Company, other than any liability for unpaid Taxes that may have accrued since the date of the most recent Company Financials in connection with the operation of the business of the Company and its Subsidiaries in the ordinary course, including, without limitation, as a result of acquisitions.
               (vii) Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any obligation under, any Tax sharing agreement or similar contract or arrangement. Neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated, combined, or unitary income Tax Return (other than a group the common parent of which was the Company). Neither the Company nor any of its Subsidiaries has liability for the Taxes of any person (other than the Company and such Subsidiary) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.
               (viii) Neither the Company nor any of its Subsidiaries has agreed to, or is required to, make any adjustments under Section 481(a) or Section 263A of the Code or any comparable provision under state or foreign Tax laws by reason of a change in accounting method or otherwise.
               (ix) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement or in a distribution which could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
               (x) There are no outstanding options, warrants, securities convertible into stock or other contractual obligations that might reasonably be treated for Federal income tax purposes as stock or another equity interest in the Company or any of its Subsidiaries.
               (xi) All transactions among the Company and any of its Subsidiaries (and all other inter-company transactions) comply with the transfer pricing rules contained in Section 482 of the Code (and similar provisions of applicable state, local or foreign law); the Company and its Subsidiaries have complied with all Tax reporting, filing and documentation required under the Code (and similar provisions of applicable state, local or foreign law) relating to such intercompany transactions; and neither the Company nor any of its Subsidiaries has entered into any advance pricing agreement or similar agreement or received written notice from a Tax Authority regarding any transfer pricing inquiry under Section 482 of the Code (or a similar provision of state, local or foreign law) that remains unresolved.
               (xii) The Company and its Subsidiaries have not “participated” in a “reportable transaction” (as defined in Section 1.6011-4 of the United States Treasury Regulations promulgated under the Code).
               (xiii) The Company and each of its Subsidiaries is not, and during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code has not been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.
               (xiv) Section 2.6 of the Company Disclosure Schedule sets forth the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax, or excess charitable contribution allocable to the Company or its Subsidiaries as of the Closing Date.
               (xv) None of Company’s nor any of its Subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code.
               (xvi) Neither the Company nor any of its Subsidiaries has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code.
     2.7 Title to Properties.
          (a) Properties. Neither the Company nor any of its Subsidiaries owns any real property. Section 2.7(a) of the Company Disclosure Schedule sets forth a true and complete list of all real property currently leased, licensed or subleased by the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries (the “Leased Real Property”). All Lease Documents are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of the Lease Documents, any material existing breach, default or event of default (or event which with notice or lapse of time, or both, would constitute a default) by the Company or its Subsidiaries or, to the Company’s Knowledge, any third party under any of the Lease Documents, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity. Except as set forth on Section 2.7(a) of the Company Disclosure Schedule, (i) no parties other than the Company or any of its Subsidiaries have a right to occupy any material Leased Real Property, (ii) the Leased Real Property is used only for the operation of the business of the Company and its Subsidiaries, (iii) the Leased Real Property and the physical assets of the Company and the Subsidiaries are, in all material respects, in good condition and repair and regularly maintained in accordance with standard industry practice, (iv) to the Company’s Knowledge, the Leased Real Property is in compliance, in all material respects, with Legal Requirements and (v) neither the Company nor any of its Subsidiaries will be required to incur any material cost or expense for any restoration or surrender obligations, or any other material costs otherwise qualifying as asset retirement obligations under Financial Accounting Standards Board Statement of Financial Accounting Standard No. 143 “Accounting for Asset Retirement Obligations,” upon the expiration or earlier termination of any leases or other occupancy agreements for the Leased Real Property.
          (b) Documents. The Company has Made Available to Parent true, correct and complete copies of all Contracts under which the Leased Real Property is currently leased, licensed, subleased used or occupied by the Company or any of its Subsidiaries (“Lease Documents”).
          (c) Valid Title. The Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of their material tangible properties and assets, real, personal and mixed, reflected in the latest Company Financials included in the Company SEC Reports (except for personal property sold since the date of the latest Company Financials in the ordinary course of business consistent with past practice), free and clear of any Liens except (i) with respect to Liens securing obligations reflected in the Company Balance Sheet, (ii) (A) statutory liens for Taxes or other payments that are not yet due and payable; (B) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements; (C) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Legal Requirements; (D) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens; and (E) statutory purchase money liens (clauses (A), (B), (C), (D) and (E) collectively, the “Permitted Liens”) and (iii) such imperfections of title which do not materially impair the continued use of the properties or assets subject thereto or affected thereby, or otherwise materially impair business operations at such properties. The rights, properties and assets presently owned, leased or licensed by the Company and its Subsidiaries include all rights, properties and assets necessary to permit the Company and its Subsidiaries to conduct their business in all material respects in the same manner as their businesses have been conducted prior to the date hereof.
     2.8 Intellectual Property. Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
          “Company Intellectual Property” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by, or exclusively licensed to, the Company or its Subsidiaries.
          “Company Products” shall mean all products and services developed or under development by or on behalf of the Company or any of its Subsidiaries and owned, made, provided, distributed, imported, sold or licensed by or on behalf of the Company or any of its Subsidiaries.
          “Intellectual Property” shall mean any or all of the following (i) original works of authorship including computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files and records, (ii) inventions (whether or not patentable), discoveries, improvements and technology, (iii) trademarks and service marks, logos, trade names, trade dress, (iv) Trade Secrets, (v) domain names, web addresses and sites, (vi) tools, methods and processes and (vii) schematics.
          “Intellectual Property Contract” shall mean any Contract that is material to the business of the Company and that provides for the license or other use of Company Intellectual Property or the license or other use by the Company or its Subsidiaries of Intellectual Property or Intellectual Property Rights of a third party.
          “Intellectual Property Rights” shall mean all statutory or common law rights in Intellectual Property, together with the right to enforce and recover remedies for infringement thereof.
          “Open Source Code” shall mean Source Code that is subject, in whole or in part, to open source, public source or freeware license provisions, including without limitation any GNU general public license or GNU lesser general public license, or other software license whose terms require the distribution of or access to Source Code or restrict the ability of the licensee to charge for distribution of or to use software for commercial purposes.
          “Registered Intellectual Property” shall mean any Intellectual Property Rights which have been registered, filed, or issued by or under the authority of any Governmental Entity responsible for issuing or registering Intellectual Property or Intellectual Property Rights, including, without limitation, (i) patents and patent applications, (ii) copyright registrations and copyright applications and “moral rights,” (iii) trademark and service mark registrations, and applications therefor, (iv) trade name and domain name registrations, (v) designs registrations, and (vi) divisions, continuations, renewals, reissuances and extensions of any of the foregoing (as applicable).
          “Shrink-Wrapped Code” shall mean generally commercially available off-the-shelf software code or programs where available for a cost of not more than $10,000 for a perpetual license for a single user or work station (or $75,000 in the aggregate for all users and work stations).
          “Source Code” shall mean computer software and code in a human-readable computer programming language, which may include related programmer comments and annotations.
          “Trade Secret” shall mean any proprietary and confidential information or know-how, databases, data compilations or collections of technical data or business data including, to the extent kept confidential, customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers.
          (a) No Default/No Conflict. The consummation of the transactions contemplated by this Agreement will neither violate nor by their terms result in the breach, modification, cancellation, termination, suspension of, or acceleration of any payments with respect to any Intellectual Property Contract. Each of the Company and its Subsidiaries is in material compliance with, and has not materially breached any term of any Intellectual Property Contract and, to the Company’s Knowledge, all other parties to such Intellectual Property Contracts are in compliance with, and have not materially breached any term thereof. The Surviving Corporation will be permitted to exercise all of the Company’s and its Subsidiaries’ material rights under Intellectual Property Contracts to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated by this Agreement not occurred and, except as set forth in Section 2.8(a) of the Company Disclosure Schedule, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries would otherwise be required to pay.
          (b) No Infringement. To the Company’s Knowledge, the operation of the business of the Company and its Subsidiaries as currently conducted, including the design, development, use, import, branding, advertising, promotion, marketing, manufacture and sale of the Company Products does not infringe or misappropriate, any Intellectual Property Rights of any third party, or violate any right to privacy or publicity of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company or any of its Subsidiaries are currently doing business.
          (c) Notice. Neither the Company nor any of its Subsidiaries has received written notice or, to the Company’s Knowledge, any oral notice, from any third party claiming that the Company, any of its Subsidiaries, or any Company Product infringes or misappropriates any Intellectual Property Rights of any third party, violates any rights to privacy or publicity or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor does the Company have Knowledge of any basis therefor).
          (d) No Third Party Infringers. To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating the Company’s rights in any Company Intellectual Property. Neither the Company nor any of its Subsidiaries have asserted or threatened in writing or, to the Company’s Knowledge, orally any claim against any Person alleging any infringement, misappropriation or violation of any of the Company’s rights in Company Intellectual Property.
          (e) Transaction. Neither this Agreement nor the consummation of the transactions contemplated hereby, will result in the Surviving Corporation or, to the Company’s Knowledge, Parent or any of Parent’s Subsidiaries which are Subsidiaries as of the date hereof: (i) granting to any third party any incremental right to or with respect to any material Intellectual Property Rights owned by, or licensed to, any of them, (ii) being bound by, or subject to, any incremental non-compete or other incremental material restriction on the operation or scope of their respective businesses or (iii) being obligated to pay any incremental royalties or other material amounts, or offer any incremental discounts, to any third party. As used in Sections 2.8(e) and 2.8(i), an “incremental” right, non-compete, restriction, royalty or discount refers to a right, non-compete, restriction, royalty or discount, as applicable, in excess of the rights, non-competes, restrictions, royalties or discounts payable that would have been required to be offered or granted, as applicable, had the parties not entered into this Agreement or consummated the transactions contemplated hereby.
          (f) Intellectual Property. The Company and its Subsidiaries have taken commercially reasonable steps to obtain, maintain and protect the Company Intellectual Property. Without limiting the foregoing, each of the Company and its Subsidiaries has executed with each current and former employee, consultant and contractor who created any material Company Intellectual Property sufficient proprietary information and confidentiality agreements which (i) assign or obligate the employee, consultant or contractor to assign to the Company and its Subsidiaries all right, title and interest (including the sole right to enforce) in any Intellectual Property or Intellectual Property Rights arising therefrom and (ii) provide reasonable protection for Trade Secrets of the Company and its Subsidiaries.
          (g) No Order. There are no consents, settlements, judgments, injunctions, decrees, awards, stipulations, orders or similar litigation-related, inter partes or adversarial-related, or government-imposed obligations to which the Company or a Subsidiary is a party or are otherwise bound, that do or, to the Company’s Knowledge, may: (i) restrict the rights of the Company or any of its Subsidiaries to use, transfer, license or enforce any of its Intellectual Property Rights, (ii) restrict the conduct of the business of the Company or any of its Subsidiaries in order to accommodate a third party’s Intellectual Property Rights or (iii) grant any third party any right with respect to any Company Intellectual Property.
          (h) Open Source Code. To the Company’s Knowledge, no Open Source Code has been used in, incorporated into, integrated or bundled with, any current Company Product, and no Open Source Code development tools have been used in the development or compilation of, any current Company Product.
          (i) Source Code. Section 2.8(i) of the Company Disclosure Schedule identifies each Intellectual Property Contract pursuant to which the Company has deposited with an escrow agent or any other Person, any of its Source Code. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in a release of any Source Code owned by the Company or any of its Subsidiaries or the grant of incremental rights to a Person with regard to such Source Code. The Company and its

Subsidiaries have not taken any action that will, or would reasonably be expected to, result in the disclosure or delivery of any Source Code owned by the Company or any of its Subsidiaries under any Contract. To the Company’s Knowledge, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any of its Subsidiaries or any Person acting on their behalf to any Person of any Source Code owned by the Company or any of its Subsidiaries under any Contract, and no such Source Code has been disclosed, delivered or licensed to a third party.
          (j) Software. To the Knowledge of the Company, all Company Products and Company Intellectual Property (and all parts thereof) are free of: (i) any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Company Product or Company Intellectual Property (or all parts thereof) or data or other software of users (“Contaminants”); and (ii) any critical defects, including without limitation any critical error or omission in the processing of any transactions.
          (k) Information Technology. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable procedures intended to ensure that information technology systems used in connection with the operation of the Company and its Subsidiaries are free from Contaminants. The Company and its Subsidiaries have appropriate disaster recovery plans, procedures and facilities for their businesses and have taken commercially reasonable steps to safeguard the information technology systems utilized in the operation of the business of the Company and its Subsidiaries as it is currently conducted. To the Company’s Knowledge, there have been no unauthorized intrusions or breaches of the security of the information technology systems, other than insignificant breaches which did not compromise in any material respect the security of the information technology systems. The Company and its Subsidiaries have implemented security patches or upgrades that are generally available for the Company’s information technology systems where, in the Company’s reasonable judgment, such patches or upgrades are required.
          (l) Licenses-In. Other than (i) licenses to the Company of third party Shrink-Wrapped Code and (ii) non-disclosure agreements entered into in the ordinary course of business, Section 2.8(l) of the Company Disclosure Schedule lists all Intellectual Property Contracts under which the Company or any of its Subsidiaries has been granted or provided any rights to Intellectual Property or Intellectual Property Rights by a third party.
          (m) Licenses-Out. Section 2.8(m) of the Company Disclosure Schedule lists all Intellectual Property Contracts under which the Company or any of its Subsidiaries has granted or provided to any third party any rights to use Company Intellectual Property.
          (n) Trade Secrets. (i) The Company and its Subsidiaries have taken commercially reasonable steps to protect their Trade Secrets, and any Trade Secrets of third parties provided under written agreement obligating the Company or its Subsidiaries to protect the same, according to the laws of the applicable jurisdictions where such Trade Secrets are developed, practiced or disclosed, (ii) the Company and its Subsidiaries have used commercially reasonable efforts to enforce a policy requiring all personnel and third parties having access to such Trade Secrets to execute a written agreement which provides reasonable protection for such Trade Secrets, (iii) except pursuant to such agreements, there has been no disclosure by the Company or any of its Subsidiaries of any such Trade Secrets, and (iv) to the Company’s Knowledge, no party to any such agreement is in breach thereof.
          (o) Privacy. To the Company’s Knowledge, the Company and its Subsidiaries have complied with all applicable laws relating to privacy, data protection, and the collection and use of personal information, and the Company and its Subsidiaries have complied with their respective internal privacy policies and guidelines, if any, relating to privacy, data protection, and the collection and use of personal information collected, used, or held for use by the Company and its Subsidiaries in the conduct of their business. To the Company’s Knowledge, the Company and its Subsidiaries take reasonable measures to ensure that such information is protected against unauthorized access, use, modification, or other misuse. To the Company’s Knowledge, the execution, delivery and performance of this Agreement complies with all applicable laws relating to privacy and the Company’s and its Subsidiaries’ applicable privacy policies. True copies of the Company’s privacy policies and guidelines have been Made Available to Parent, and to the Company’s Knowledge, the Company and its Subsidiaries have at all times made all disclosure to users or customers required by applicable laws and none of such disclosures have been inaccurate in any material respect or materially misleading or deceptive or in violation of any applicable laws.
          (p) Ownership of Intellectual Property. Section 2.8(p) of the Company Disclosure Schedule lists all Registered Intellectual Property owned by the Company, identifying in each case the inventors/authors, status, filing/grant dates, issuance/registration/application number, maintenance and other fees and deadlines falling within the next six months, as applicable. Except with respect to third party Intellectual Property licensed exclusively to the Company under Intellectual Property Contracts identified on Section 2.8(m) of the Company Disclosure Schedule or as otherwise set forth on Section 2.8(p) of the Company Disclosure Schedule, the Company owns all right, title, and interest (including the sole right to enforce) free and clear of all Liens, in and to all Company Intellectual Property, and with respect to the Company Registered Intellectual Property, are listed in the records of the Governmental Entity as the sole owner for each item thereof.
          (q) Validity and Enforceability. To the Company’s Knowledge: (i) the Company Intellectual Property is subsisting, in full force and effect, is valid and enforceable, and has not expired or been cancelled or abandoned; and (ii) with respect to all Registered Intellectual Property owned by the Company, all necessary prosecution, registration, maintenance and renewal fees due on or before the Closing Date have been made, and all documents, recordations and certificates, required as of the Closing Date for the purposes of maintaining such Registered Intellectual Property have been filed.
     2.9 Restrictions on Business Activities. Except as set forth in Section 2.9 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is party to or bound by any Contract containing any covenant (a) limiting in any material respect the right of the Company or any of its Subsidiaries to engage or compete in any line of business, to make use of any material Company Intellectual Property or to compete with any Person, (b) granting any exclusive distribution rights, (c) providing “most favored nations” terms for Company Products, or (d) which otherwise adversely affects or would reasonably be expected to adversely affect the right of the Company and its Subsidiaries to sell, distribute or manufacture any Company Products or material Company Intellectual Property or to purchase or otherwise obtain any material software, components, parts or subassemblies.
     2.10 Governmental Authorizations. Each material consent, license, permit, grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any material interest in any of their respective properties or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or the holding of any such interest (“Governmental Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be, and is in full force and effect in all material respects. As of the date hereof, neither the Company nor any of its Subsidiaries has received any written notification from a Governmental Entity regarding any pending or threatened suspension or cancellation of any of the Governmental Authorizations. To the Company’s Knowledge, there is no threatened action to change the Company’s or any of its Subsidiaries’ customs rating or grade with or by any Governmental Entity, nor is there any basis that could reasonably be expected to result in any such change or downgrading.
     2.11 Litigation. Except as set forth in Section 2.11 of the Company Disclosure Schedule, there is no action, suit, claim or proceeding pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any of their respective properties or assets (tangible or intangible). There is no investigation or other proceeding pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or any of their respective properties or assets (tangible or intangible) by or before any Governmental Entity. There is no action, suit, claim, investigation or proceeding pending, or to the Company’s Knowledge, threatened against any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for which the Company or any of its Subsidiaries may be subject to a claim for indemnification. There are not currently, nor, to the Company’s Knowledge, have there been since January 1, 2003, any internal investigations or inquiries being conducted by the Company, the Company’s Board of Directors (or any committee thereof) or any third party at the request of any of the foregoing concerning any financial, accounting, Tax, conflict of interest, illegal activity, fraudulent or deceptive conduct or other misfeasance or malfeasance issues. There is no action, suit, proceeding, arbitration or, to the Company’s Knowledge, investigation involving the Company, which the Company presently intends to initiate.
     2.12 Compliance with Law. Neither the Company nor any of its Subsidiaries is in violation or default in any material respect of any Legal Requirements applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries is bound or any of their respective properties is bound or affected. There is no agreement, judgment, injunction, order or decree binding upon the Company or any of its Subsidiaries which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries in such a way as to be material and adverse to the Company and its Subsidiaries, taken as a whole, nor, to the Knowledge of the Company, is there any pending investigation or inquiry relating thereto.

     2.13 Environmental Matters.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
          “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice (in each instance in writing) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release into the environment, of, or exposure to, any Material of Environmental Concern at any location, whether or not owned or operated by the Company or any of its Subsidiaries or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.
          “Environmental Laws” mean all applicable federal, state, local and foreign laws, regulations, ordinances, treaties and common law relating to pollution or protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern.
          “Materials of Environmental Concern” means hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.
          (b) Environmental Compliance. The Company and its Subsidiaries are in compliance in all material respects with applicable Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and its Subsidiaries of all material permits and other governmental authorizations required under the Environmental Laws, and compliance with the terms and conditions thereof. Neither the Company nor any of its Subsidiaries has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any of its Subsidiaries are not in such compliance.
          (c) Environmental Liabilities. There is no material Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed. In addition, there has been no past or present release, emission, discharge, presence or disposal of any Material of Environmental Concern, that would reasonably be expected to form the basis of any material Environmental Claim against the Company, any of its Subsidiaries or against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries have contractually retained or assumed, or otherwise result in any material costs or liabilities under Environmental Law.
          (d) Environmental Information. The Company has provided to Parent all nonprivileged and material assessments, reports, data, results of investigations or audits that are in the possession or control of the Company or its Subsidiaries regarding environmental matters pertaining to the environmental condition of the business of the Company and its Subsidiaries, or the compliance (or noncompliance) by the Company and its Subsidiaries with any Environmental Laws.
          (e) Environmental Obligations. Neither the Company nor any of its Subsidiaries is required under any Environmental Law by virtue of the transactions set forth herein and contemplated hereby or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to or receive approval from any Governmental Entity or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.
     2.14 Brokers’ and Finders’ Fees. Except for fees payable to Deutsche Bank Securities Inc. (“Deutsche Bank”) pursuant to an engagement letter dated August 16, 2006 and fees payable to UBS Securities pursuant to a letter dated July 7, 2006, copies of which have been provided to Parent, neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby, nor has the Company or any of its Subsidiaries entered into any indemnification agreement or arrangement with any Person specifically in connection with this Agreement and the transactions contemplated hereby.
     2.15 Transactions with Affiliates. Except as set forth in the Company’s definitive proxy statement filed with the SEC on Schedule 14A on April 10, 2006, there has not been since November 1, 2004, nor is there proposed, any transaction or relationship which is or would be required to be disclosed pursuant Item 404 of Regulation S-K promulgated by the SEC, provided that for purposes of this Section 2.15, no effect shall be given to Instruction 8 to paragraph (a) of Item 404 of Regulation S-K.
     2.16 Employee Benefit Plans and Compensation.
          (a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:
          “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or equity-related awards, welfare benefits, retirement benefits, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any ERISA Affiliate

for the benefit of any Employee/Service Provider, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate has or may have any liability or obligation and any International Employee Plan.
          “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
          “DOL” shall mean the United States Department of Labor.
          “Employee/Service Provider” shall mean any current or former employee, including officers, consultants, independent contractors or directors of the Company, any of its Subsidiaries or any ERISA Affiliate, excluding consultants and independent contractors who are not individuals.
          “Employee Agreement” shall mean each management, employment, severance, separation, settlement, consulting, contractor, change of control, relocation, repatriation, expatriation, loan, visa, work permit or other agreement, or contract (including, any offer letter which provides for any term of employment (other than employment at will) or any agreement providing for acceleration of Company Options or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any ERISA Affiliate and any director or any Employee/Service Provider pursuant to which the Company or any of its Subsidiaries has or may have any current or future liabilities or obligations.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “ERISA Affiliate” shall mean any other Person under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.
          “HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.
          “International Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement that is described in the definition of Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any of its Subsidiaries or any ERISA Affiliate, whether formally or informally, or with respect to which the Company, any of its Subsidiaries or any ERISA Affiliate will or may have any liability, for the benefit of Employees/Service Providers who perform services outside the United States.
          “IRS” shall mean the United States Internal Revenue Service.
          “Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.
          “WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1989.

          (b) Schedule. Section 2.16(b)(i) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Employee Agreement (except for offer letters or employment agreements to non-U.S. employees to the extent any such letter or agreement provides solely statutorily mandated severance or notice periods). Section 2.16(b)(ii) of the Company Disclosure Schedule sets forth a table setting forth the name and annual base salary of each employee of the Company and each of its Subsidiaries whose base salary currently exceeds $100,000 per year as of the date hereof. To the Company’s Knowledge, no employee listed on Section 2.16(b)(ii) of the Company Disclosure Schedule intends to terminate his or her employment for any reason. Section 2.16(b)(iii) of the Company Disclosure Schedule contains an accurate and complete list of all Persons that have a consulting or advisory relationship with the Company or any of its Subsidiaries that is subject to ongoing obligations that would reasonably be expected to exceed $100,000 per year.
          (c) Documents. The Company and each of its Subsidiaries have Made Available to Parent (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including all amendments thereto and all related trust documents, (ii) the three most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan, (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets, (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan, (v) all material written agreements and contracts relating to each Company Employee Plan, including administrative service agreements and group insurance contracts, (vi) all communications material to any Employee/Service Provider or Employees/Service Providers relating to any Company Employee Plan or any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which could result in any liability to the Company or any of its Subsidiaries, (vii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan, (viii) forms of COBRA notices and related outsourcing contracts, (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan, (x) all discrimination tests for each Company Employee Plan for the three most recent plan years, (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan, (xii) forms of HIPAA Privacy Notices and forms of Business Associate Agreements to the extent required under HIPAA and (xiii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.
          (d) Employee Plan Compliance. The Company Employee Plans are in, and have been administered in, material compliance with all applicable requirements of ERISA, the Code, and other applicable laws in all material respects and have been administered in accordance with their terms. Each Company Employee Plan that is intended to be qualified within the meaning of Section 401 of the Code has received a current favorable determination letter as to its qualification, and nothing has occurred that would reasonably be expected to adversely affect such qualification. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. The Company and each of its Subsidiaries have timely made all contributions and other payments required by and due under the terms of each Company Employee Plan.
          (e) Claims.
               (i) There are no pending or, to the Company’s Knowledge, threatened actions, suits, charges, complaints, claims or investigations against, concerning or with respect to any Company Employee Plans, other than ordinary and usual claims for benefits by participants and beneficiaries. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any ERISA Affiliate (other than ordinary administration expenses or with respect to benefits previously earned, vested or accrued thereunder).
               (ii) There are no audits, inquiries, investigations or other proceedings of any nature pending or to the Company’s Knowledge, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any ERISA Affiliate is subject to any penalty or Tax with respect to any Company Employee Plan under Section 502(i) of ERISA or Sections 4975 through 4980 (including 4980B) of the Code.
          (f) No Pension Plan. Neither the Company, nor any of its Subsidiaries nor any current or former ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to, any Pension Plan subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.
          (g) No Self-Insured Plan. Neither the Company, nor any of its Subsidiaries nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to Employees/Service Providers (including any such plan pursuant to which a stop-loss policy or contract applies).
          (h) Effect of Transaction; Executive Compensation Tax. No Company Employee Plan or Employee Agreement exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will entitle any Employee/Service Provider to (i) compensation or benefits or any increase in compensation or benefits upon any termination of employment after the date of this Agreement, (ii) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Employee Plans or Employee Agreements, (iii) limit or restrict the right of the Company to merge, amend or terminate any of the Company Employee Plans or Employee Agreements, or (iv) cause the Company to record additional compensation expense on its income statement with respect to any outstanding stock option or other equity-based award.
          (i) Parachute Payments. There is no agreement, plan, arrangement or other contract covering any Employee/Service Provider that, considered individually or considered collectively with any other such agreements, plans, arrangements or other contracts, will, or would reasonably be expected to, give rise directly or indirectly to the payment of any amount that would be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code. No Company Employee Plan or Employee Agreement exists that, as a result of the execution of this Agreement, stockholder approval of this Agreement, or the transactions contemplated by this Agreement (whether alone or in connection with any subsequent event(s)), will result in payments under any Company Employee Plan or Employee Agreement that would not be deductible under Section 280G of the Code or would be subject to excise tax under Section 4999 of the Code.
          (j) Sections 162(m) and 409A of the Code. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including the provisions of this Agreement, covering any Employee/Service Provider of the Company or any of its Subsidiaries, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code. Neither the Company nor any of its Subsidiaries is party to any Contract that, in accordance with current published guidance from the IRS, could be determined as constituting a “non-qualified deferred compensation plan” subject to Section 409A of the Code or that otherwise would trigger taxation under Section 409A of the Code.
          (k) Employment Matters. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Legal Requirements respecting employment, employment practices, terms, conditions and classifications of employment, employee safety and health, immigration status and wages and hours, and in each case, with respect to Employees/Service Providers (i) are not liable for any arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (ii) are not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees/Service Providers (other than routine payments to be made in the normal course of business and consistent with past practice), except as would not reasonably be expected to result in material liability. There are no actions, grievances, investigations, suits, claims, charges or administrative matters pending, or, to the Company’s Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees/Service Providers relating to any Employee/Service Provider, Employee Agreement or Company Employee Plan. There are no pending or, to the Company’s Knowledge, threatened or reasonably anticipated claims or actions against the Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any workers’ compensation policy or long term disability policy. The services provided by each of the Company’s, each of the Company’s Subsidiaries’ and each of their ERISA Affiliates’ current employees based in the United States are terminable at the will of the Company, the Company’s Subsidiaries and their ERISA Affiliates.
          (l) No Post-Employment Obligations. No Company Employee Plan or Employee Agreement provides post-termination or retiree life insurance, health or other employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has ever represented, promised or contracted (whether in oral or written form) to any Employee/Service Provider (either individually or to Employees/Service Providers as a group) or any other Person that such Employee(s)/Service Provider(s) or other Person would be provided with post-termination or retiree life insurance, health or other employee welfare benefits, except to the extent required by statute.
          (m) Labor. No work stoppage, slowdown, lockout or labor strike against the Company or any of its Subsidiaries is pending as of the date of this Agreement, or to the Company’s Knowledge threatened nor has there been any such occurrence for the past three years. The Company has no Knowledge of any activities or proceedings of any labor union to organize any Employees/Service Providers. Except as would not reasonably be expected to result in a material liability or obligation, there are no actions, suits, claims, labor disputes or grievances pending or, to the Company’s Knowledge, threatened by or on behalf of any Employee/Service Provider against the Company or its Subsidiaries, including charges of unfair labor practices. Neither the Company nor any of its Subsidiaries is presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees/Service Providers and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries. Within the past year, neither the Company nor any of its Subsidiaries has incurred any liability or obligation under WARN or any similar state or local law that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied liability or obligation under WARN or any similar state or local law. No Employee/Service Provider of the Company or any of its Subsidiaries has experienced an employment loss, as defined by the WARN Act or any similar applicable state or local law requiring notice to employees in the event of a closing or layoff, within ninety days prior to the date of this Agreement.
          (n) Works Council. Section 2.16(n) of the Company Disclosure Schedule sets forth a complete and accurate list of all foreign works’ councils to which the Company or any of its Subsidiaries are subject and the jurisdictions of each such works’ council or similar labor body and any collective bargaining agreement or other labor agreement to which employees of located outside the United States are subject. The consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any collective bargaining agreement or any labor agreement or require the Company or any of its Subsidiaries to consult with any works’ council or similar labor relations body.
          (o) International Employee Plan. Each International Employee Plan has been established, maintained and administered in compliance with its terms and conditions in all material respects and in material compliance with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Employee Plan. No International Employee Plan has unfunded liabilities, that as of the Effective Time, will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent the Company or Parent from terminating or amending any International Employee Plan at any time for any reason.

     2.17 Contracts.
          (a) Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean any of the following to which the Company or any of its Subsidiaries is a party or by which it or its assets are bound:
               (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) with respect to the Company and its Subsidiaries;
               (ii) any employment, contractor or consulting Contract with any executive officer or other Employee/Service Provider of the Company or any of its Subsidiaries providing for annual base salary in excess of $150,000 or with any member of the Company’s Board of Directors, in each case other than those that are terminable by the Company or any of its Subsidiaries on no more than 30 days’ notice without liability or financial obligation to the Company or any of its Subsidiaries, or any collective bargaining agreement or contract with any labor union or other employee organization;
               (iii) any Contract or plan, including, without limitation, any Company Employee Plan or Employee Agreement, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events) or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (either alone or upon the occurrence of additional or subsequent events);
               (iv) any agreement of indemnification or any guaranty (other than indemnities of banks and other financial institutions, financial advisers or underwriters, indemnification provisions in any acquisition or disposition agreements, or any agreement of indemnification entered into in connection with the sale, license, maintenance, support or service of Company Products in the ordinary course of business);
               (v) any Contract relating to the disposition or acquisition by the Company or any of its Subsidiaries of assets for consideration in excess of $500,000 or any interest in any other Person or business enterprise, in each case, other than in the ordinary course of business, and in each case entered into within the past two years or which contains any continuing obligations or responsibilities on the part of the Company or any of its Subsidiaries;
               (vi) any Lease Document;
               (vii) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts relating to the borrowing of money or extension of credit in excess of $250,000, other than accounts receivable and accounts payable arising in the ordinary course of business;
               (viii) any Contract containing any manufacturing, supply, purchase, design, support, maintenance or service obligations on the part of the Company or any of its Subsidiaries involving total payments in excess of $500,000, other than those obligations that are terminable by the Company or any of its Subsidiaries on no more than 30 days notice without liability or financial obligation to the Company or its Subsidiaries;
               (ix) any settlement agreement which contains continuing material obligations of the Company or any of its Subsidiaries;
               (x) any dealer, distributor, joint marketing or development agreement under which the Company or any of its Subsidiaries have continuing material obligations to jointly market any product, technology or service and which may not be canceled without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less, or any material agreement pursuant to which the Company or any of its Subsidiaries have continuing material obligations to jointly develop any Intellectual Property or Intellectual Property Rights which may not be terminated without penalty to the Company or any of its Subsidiaries upon notice of 30 days or less;
               (xi) any Intellectual Property Contract; or
               (xii) any Contract imposing payment obligations on the Company and its Subsidiaries that by its terms will not terminate within twelve months from the date hereof and involves aggregate payments by the Company and its Subsidiaries in excess of $100,000 in any single year or aggregate payments by the Company and its Subsidiaries in excess of $250,000 during the entire term, other than purchase orders entered into in the ordinary course of business consistent with past practice.
          (b) Schedule. Section 2.17(b) of the Company Disclosure Schedule sets forth a list of all Company Material Contracts to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties is bound or affected as of the date hereof.
          (c) No Breach. All Company Material Contracts are valid and in full force and effect except to the extent they have previously expired in accordance with their terms or if the failure to be in full force and effect, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries and, to the Company’s Knowledge, none of the other parties to any Company Material Contract, have violated any provision of, or committed or failed to perform any act which, with or without notice, lapse of time or both would constitute a default under the provisions of, any Company Material Contract, except in each case for those violations and defaults which, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any of the provisions of any Company Material Contract.
     2.18 Insurance. Section 2.18 of the Company Disclosure Schedule sets forth a list of all insurance policies and fidelity bonds carried by the Company or any of its Subsidiaries involving annual premiums in excess of $50,000 and the amounts of coverage provided, and premiums payable, thereunder. Such policies and bonds are written by insurers of recognized financial responsibility against such risks and losses and in such amounts as is reasonably sufficient for the conduct of the business of the Company and its Subsidiaries, including to cover the replacement cost of the fixed assets used in the Company’s and its Subsidiaries’ businesses. There is no material claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies have been paid and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms of such policies and bonds. To the Knowledge of the Company, there has been no threatened termination of, or material premium increase with respect to, any of such policies.
     2.19 Customers and Suppliers.
          (a) Customers. Neither the Company nor any of its Subsidiaries has any outstanding material disputes concerning its goods and/or services with any customer which, in the nine months ended July 31, 2006, was one of the twenty (20) largest sources of revenues for the Company and its Subsidiaries, based on amounts paid (a “Company Significant Customer”) and, to the Knowledge of the Company, there is no material dissatisfaction on the part of any Company Significant Customer with any of the Company’s and its Subsidiaries’ products and services. No current Company Significant Customer has notified the Company or any of its Subsidiaries that it does not intend to continue as a customer of the Company or its Subsidiaries after the Closing or that such customer intends to terminate or materially modify existing contracts or arrangements with the Company and its Subsidiaries. Section 2.19(a) of the Company Disclosure Schedule lists each Company Significant Customer.
          (b) Suppliers. Neither the Company nor any of its Subsidiaries has any outstanding material disputes concerning goods or services provided by any supplier which, in the nine months ended July 31, 2006, was one of the twenty (20) largest suppliers of goods and services to the Company and its Subsidiaries, based on amounts paid (a “Significant Supplier”). Neither the Company nor any of its Subsidiaries has received any written notice of a termination or interruption of any existing contracts or arrangements with any Significant Suppliers. The Company and its Subsidiaries have access, on reasonable terms, to all goods and services reasonably necessary to them to carry on their business as currently conducted and, to the Company’s Knowledge, there is no reason why the Company and its Subsidiaries will not continue to have such access on reasonable terms subject to general industry conditions relating to availability of components. No Significant Supplier has notified the Company or any of its Subsidiaries that it will stop or materially decrease the rate of supplying materials, products or services to the Company and its Subsidiaries. Section 2.19(b) of the Company Disclosure Schedule lists each Significant Supplier.
          (c) Warranties and Product Returns. The Company’s and its Subsidiaries’ obligations to their customers with respect to defects in materials or workmanship are limited to an obligation to repair or replace the product in question. Since November 1, 2005, neither the Company nor any of its Subsidiaries has had any of its products returned by a customer, other than for normal warranty returns consistent with past history and those returns that would not result in a reversal of any revenue by the Company or its Subsidiaries.
     2.20 Foreign Corrupt Practices Act. To the Company’s Knowledge, neither the Company nor any of its Subsidiaries (including any of their officers, directors, agents,

distributors, employees or other Person acting on behalf of the Company or its Subsidiaries) have, directly or indirectly, taken any action which would cause them to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Legal Requirements applicable to the Company or any of its Subsidiaries in any jurisdiction other than the United States (collectively, the “FCPA”), or, to the Company’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. The Company has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.
     2.21 Information in Registration Statement and Prospectus/Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the registration statement on Form S-4 (or similar successor form) to be filed with the SEC by Parent in connection with the issuance of Parent Ordinary Shares in the Merger (including amendments or supplements thereto) (the “Registration Statement”) will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement to be filed with the SEC as part of the Registration Statement (the “Prospectus/Proxy Statement”), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Stockholders’ Meeting or as of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein about Parent or Merger Sub supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.
     2.22 Fairness Opinion. The Company has received the written opinion of Deutsche Bank dated September 4, 2006, to the effect that, as of such date and subject to the assumptions, qualifications and limitations set forth therein, the Exchange Ratio was fair to the Company’s stockholders from a financial point of view and will deliver to Parent solely for informational purposes a copy of such opinion as soon as practicable after a written copy thereof is executed. The Company has been authorized by Deutsche Bank to permit the inclusion of such opinion, but only in its entirety, in the Registration Statement and the Prospectus/Proxy Statement.
     2.23 Takeover Statutes and Rights Plans. The Board of Directors of the Company has taken all actions so that the restrictions contained in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar Legal

Requirements, will not apply to Parent, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT
AND MERGER SUB
     Parent and Merger Sub represent and warrant to the Company, subject to the exceptions specifically disclosed in writing in the disclosure schedule (referencing the appropriate section or subsection; provided, however, that any information set forth in one section of the disclosure schedule shall be deemed to apply to each other section or subsection thereof to which its relevance is reasonably apparent on its face) supplied by Parent to the Company dated as of the date hereof (the “Parent Disclosure Schedule”), as follows:
     3.1 Organization. Each of Parent and Merger Sub (i) is a company duly organized, validly existing and in good standing (where the concept of good standing is recognized under the laws of such jurisdiction) under the laws of the jurisdiction in which it is organized; and (ii) has the requisite corporate or other power and authority to own, lease and operate its properties and to carry on its business as currently conducted. Parent has Made Available to the Company a true and correct copy of (i) the memorandum and articles of association of Parent, each as amended to date (collectively, the “Parent Charter Documents”) and (ii) the certificate of incorporation and bylaws of Merger Sub, each as amended to date (collectively, the “Merger Sub Charter Documents”). Parent is not in material violation of any of the provisions of the Parent Charter Documents and Merger Sub is not in material violation of any of the provisions of the Merger Sub Charter Documents.
     3.2 Authority; No Conflict; Necessary Consents.
          (a) Authority. Each of Parent and Merger Sub has all requisite corporate or other power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action on the part of Parent and Merger Sub and no further action is required on the part of Parent and Merger Sub to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject only to the filing of the Certificate of Merger pursuant to Delaware Law. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the rights and remedies of creditors generally and to general principles of equity.
          (b) No Conflict. The execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of their respective Charter Documents, (ii) subject to compliance with the requirements set forth in Section 3.2(c), conflict with or violate any Legal Requirements applicable to Parent or Merger Sub or by which Parent or Merger Sub or any of their respective properties or assets (whether tangible or intangible) is bound or affected, except for such conflicts or violations that would not reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or materially impair Parent’s or Merger Sub’s rights or, to the Knowledge of Parent or Merger Sub, alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of any Contract that is material to Parent or Merger Sub.
          (c) Necessary Consents. No consent, waiver, approval, order or authorization of, registration, declaration or filing with any Governmental Entity, is required to be made or obtained by Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company or Parent are qualified to do business, (ii) the filing and effectiveness of the Registration Statement with the SEC in accordance with the requirements of the Securities Act, and the rules and regulations promulgated thereunder, (iii) the filing of the Notification and Report Forms with the FTC and the Antitrust Division of the United States DOJ required by the HSR Act and the expiration or termination of the applicable waiting period under the HSR Act and such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under the foreign merger control regulations identified in Section 3.2(c) of the Parent Disclosure Schedule, (iv) such other filings and notifications as may be required to be made by Parent under federal, state or foreign securities laws or the rules and regulations of The Nasdaq Stock Market, and (v) such other consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made would not, individually or in the aggregate, reasonably be expected to materially affect the ability of Parent and Merger Sub to consummate the Merger or have a Material Adverse Effect on Parent.
     3.3 Capital Structure. As of the close of business on September 1, 2006: (i) 579,233,683 Parent Ordinary Shares were issued and outstanding, and (ii) no Parent Ordinary Shares were issued and held by Parent in its treasury. All outstanding Parent Ordinary Shares are, and all Parent Ordinary Shares which may be issued pursuant to this Agreement will, when issued in accordance with the terms hereof, be, duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Parent Charter Documents, or any agreement to which Parent is a party or by which it is bound. As of the close of business on March 31, 2006, 55,042,556 Parent Ordinary Shares were issuable upon the exercise of outstanding options to purchase Parent Ordinary Shares (such options, whether payable in cash, shares or otherwise are referred to in this Agreement as “Parent Options”). Other than Parent’s Convertible Junior Subordinated Notes due 2009 and Convertible Subordinated Notes due 2010, there is not outstanding any debt securities of Parent that is convertible or exchangeable into Parent Ordinary Shares.
     3.4 Information in Registration Statement and Prospectus/Proxy Statement. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement will, at the time the Registration

Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company or at the time of the Stockholders’ Meeting or as of the Closing, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated by the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by Parent or Merger Sub with respect to statements made or incorporated by reference therein about the Company supplied by the Company for inclusion or incorporation by reference in the Registration Statement or the Prospectus/Proxy Statement.
     3.5 SEC Filings; Financial Statements.
          (a) SEC Filings. Parent has timely filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since April 1, 2003. All such required registration statements, prospectuses, reports, schedules, forms, statements and other documents, as each of the foregoing have been amended since the time of their filing (including those that Parent may file subsequent to the date hereof) are referred to herein as the “Parent SEC Reports.” As of their respective dates, the Parent SEC Reports (i) were prepared in accordance with, and complied in all material respects with, the requirements of the Securities Act or the Exchange Act, as the case may be, and, in each case, the rules and regulations promulgated thereunder applicable to such Parent SEC Reports and (ii) did not at the time they were filed or furnished contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except to the extent revised: (A) in the case of Parent SEC Reports filed on or prior to the date of this Agreement that were amended or superseded on or prior to the date of this Agreement, by the filing of the applicable amending or superseding Parent SEC Report; and (B) in the case of Parent SEC Reports filed after the date of this Agreement that are amended or superseded prior to the Effective Time, by the filing of the applicable amending or superseding Parent SEC Report. Parent has Made Available to the Company true, correct and complete copies of all material correspondence between the SEC, on the one hand, and Parent and any of its Subsidiaries, on the other, since January 1, 2005, including all SEC comment letters and responses to such comment letters by or on behalf of Parent. To Parent’s Knowledge, as of the date hereof, none of the Parent SEC Reports is the subject of ongoing SEC review or outstanding SEC comment. Each of the principal executive officer of Parent and the principal financial officer of Parent (or each former principal executive officer or former chief financial officer, as applicable) has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or Sections 302 and 906 of the Sarbanes-Oxley Act of 2002 with respect to Parent SEC Reports. For purposes of the preceding sentence, “principal executive officer” and

“principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act of 2002.
          (b) Financial Statements. Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports (the “Parent Financials”) including each Parent SEC Report filed after the date hereof until the Closing: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes thereto or, in the case of unaudited interim financial statements, as may be permitted by the rules of the SEC and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments) and (iii) fairly presented the consolidated financial position of Parent and its consolidated Subsidiaries as at the respective dates thereof and the consolidated results of Parent’s operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments).
          (c) Internal Controls. Parent has established and maintains a system of internal controls over financial reporting required by Rules 13a-15(f) or 15d-15(f) under the Exchange Act designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of its consolidated financial statements in accordance with GAAP and including those policies and procedures that: (i) require the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Parent and its Subsidiaries; (ii) provide reasonable assurance that material information relating to Parent and its Subsidiaries is promptly made known to the officers responsible for establishing and maintaining the system of internal controls; (iii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and its Subsidiaries are being made only in accordance with authorizations of management and the Board of Directors of Parent; (iv) provide reasonable assurance that access to assets is permitted only in accordance with management’s general or specific authorization; (v) provide reasonable assurance that the reporting of assets is compared with existing assets at regular intervals and appropriate action is taken with respect to any differences; and (vi) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and its Subsidiaries. There are no “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls, and there is no series of multiple “significant deficiencies” (as defined by the Public Company Accounting Oversight Board) that collectively represent a “material weakness” in the design or operation of the Company’s internal controls. Since March 31, 2006, neither Parent nor any of its Subsidiaries (including any current employee or service provider thereof) nor, to Parent’s Knowledge, Parent’s independent auditors have identified or been made aware of (A) any significant deficiency or material weakness in the system of internal controls utilized by Parent and its Subsidiaries, (B) any fraud, whether or not material, that involves Parent’s management or other employees who have a role in the preparation of financial statements or the internal controls utilized by Parent and its Subsidiaries or (C) any material claim or allegation regarding any of the foregoing.

          (d) Disclosure Controls. Parent has established and maintains disclosure controls and procedures required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act to ensure that information required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to Parent’s management to allow timely decisions regarding required disclosure.
     3.6 Brokers’ and Finders’ Fees. Neither Parent nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with this Agreement or any transaction contemplated hereby.
     3.7 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of consummating the Merger pursuant to Section 1.1 hereof and has not conducted and will not conduct any activities other than the execution of this Agreement and the consummation of the Merger.
     3.8 Foreign Corrupt Practices Act. To Parent’s Knowledge, neither Parent nor any of its Subsidiaries (including any of their officers, directors, agents, distributors, employees or other Person acting on behalf of Parent or its Subsidiaries) have, directly or indirectly, taken any action which would cause them to be in violation of the FCPA, or, to Parent’s Knowledge, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly. Parent has established reasonable internal controls and procedures intended to ensure compliance with the FCPA.
     3.9 Legal Proceedings. No claim, action, proceeding or investigation is pending before any court, arbitrator or administrative, governmental or regulatory authority or body which seeks to delay or prevent the consummation of the transactions contemplated hereby or which would reasonably be likely to materially and adversely affect or restrict Parent’s or Merger Sub’s ability to consummate the transactions contemplated hereby.
ARTICLE IV
CONDUCT BY THE COMPANY PRIOR TO THE EFFECTIVE TIME
     4.1 Conduct of Business by the Company.
          (a) Ordinary Course. The Company agrees that, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its Subsidiaries shall (i) carry on their business in the usual, regular and ordinary course, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations, (ii) pay their debts and obligations when due, subject to good faith disputes over such debts and obligations, and (iii) use all reasonable efforts consistent with past practice to (x) preserve intact their present business organization and employee base and (y) preserve their relationships with customers, suppliers, licensors, licensees, and others with which they have business dealings. In addition, the Company shall promptly notify Parent in writing of any material event involving its or its Subsidiaries’ business or operations, and or any event that reasonably could be expected to have a Material Adverse Effect.
          (b) Required Consent. Without limiting the generality of Section 4.1(a), except as expressly permitted by this Agreement or as described in Section 4.1(b) of the Company Disclosure Schedule, without the prior written consent of Parent, during the period from the date hereof and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not do any of the following, and shall not permit any of its Subsidiaries to do any of the following:
               (i) Enter into any new line of business;
               (ii) Adopt or propose to adopt any change to the Company’s Charter Documents;
               (iii) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;
               (iv) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock or the capital stock of its Subsidiaries;
               (v) Issue, sell, transfer, pledge, redeem, accelerate rights under, dispose of or encumber, or authorize the issuance, sale, transfer, pledge, redemption, acceleration of rights under, disposition or encumbrance of, any shares of its capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of its capital stock, or any other ownership interest in the Company or any of its Subsidiaries, except in each case for the issuance of shares of Company Common Stock upon the exercise of the Company Options outstanding as of the date of this Agreement in accordance with their terms;
               (vi) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity or voting interest in or all or substantially all the assets of, or by any other manner, any business or any Person or division thereof;
               (vii) Except for purchases of inventory in the ordinary course of business consistent with past practice, acquire or agree to acquire any assets that are material, individually or in the aggregate, to the business of the Company and its Subsidiaries, or in any event, for consideration in excess of $250,000 in any one case or in the aggregate or solicit or participate in any negotiations with respect to the foregoing;
               (viii) Enter into any agreement with respect to the formation of any joint venture, strategic partnership or alliance;
               (ix) Sell, lease, license, encumber or otherwise dispose of any properties or assets that are material, individually or in the aggregate, to the business of the

Company and its Subsidiaries, for consideration in excess of $500,000 in any one case or in the aggregate, except the sale or licenses of current Company Products in the ordinary course of business and in a manner consistent with past practice;
               (x) Effect any material restructuring activities by the Company or any of its Subsidiaries with respect to their respective employees, including any material reductions in force;
               (xi) Make any loans, extensions of credit or financing, advances or capital contributions to, or investments in, or grant extended payment terms to any other Person, other than: (a) loans or investments by the Company or a wholly-owned Subsidiary of the Company to or in the Company or any wholly-owned Subsidiary of the Company, (b) subject to applicable law, employee loans or advances for travel and entertainment expenses made in the ordinary course of business consistent with past practice, or (c) extensions of credit or financing to, or extended payment terms for, customers made in the ordinary course of business consistent with past practice;
               (xii) Except as required by GAAP, as concurred in by its independent auditors, make any change in its methods or principles of accounting or revalue any of its assets;
               (xiii) (A) Amend any material Tax Returns, make any material election relating to Taxes, change any material election relating to Taxes already made, adopt any material accounting method relating to Taxes, change any material accounting method relating to Taxes unless required by a change in the Code, or (B) settle, consent, or enter into any closing agreement relating to any Audit or consent to any waiver of the statutory period of limitations in respect of any Audit;
               (xiv) Cancel or terminate without reasonable substitute policy therefor, or amend in any material respect or enter into, any material insurance policy, other than the renewal of existing insurance policies;
               (xv) Commence or settle any lawsuit or proceeding or other investigation, other than settlements entered into in the ordinary course of business and requiring of the Company and its Subsidiaries only the payment of monetary damages not exceeding $250,000 or involving ordinary course collection claims for accounts receivable due and payable to the Company and its Subsidiaries; provided, that this provision shall not prevent the taking of any action against Parent, Merger Sub or any of their Affiliates;
               (xvi) Except as required by Legal Requirements or Contracts currently binding on the Company or its Subsidiaries, (1) increase in any manner the amount of compensation or fringe benefits of, or pay or grant any bonus, change of control, severance or termination pay to, any Employee/Service Provider or director of the Company or any Subsidiary of the Company, other than increases or payments to employees that are not officers of the Company in the ordinary course of business, consistent with past practice, (2) adopt or amend any Company Employee Plan or make any contribution, other than regularly scheduled contributions, to any Company Employee Plan, (3) waive any stock repurchase rights, accelerate, amend or change the period of vesting or exercisability of Company Options, or reprice any

Company Options or authorize cash payments in exchange for any Company Options, or (4) enter into, modify or amend any Employee Agreement or indemnification agreement with any Employee/Service Provider (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will,” or modifications whereby an Employee/Service Provider waives the right to acceleration, or agrees to the cancellation of, any Company Option or other award) or (5) enter into any collective bargaining agreement;
               (xvii) Enter into any Contracts containing, or otherwise subject the Surviving Corporation or Parent to, any (A) non-competition, “most favored nations,” or unpaid future deliverables rights or provisions of any type or scope, or (B) exclusivity or other material restrictions on the Company or the Surviving Corporation or Parent, or any of their respective businesses, following the Closing;
               (xviii) Provide any material refund, credit or rebate to any customer, reseller or distributor, in each case, other than in the ordinary course of business consistent with past practice;
               (xix) Incur any indebtedness for borrowed money or guarantee any indebtedness of another Person in excess of $250,000, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than (A) in connection with the financing of ordinary course trade payables consistent with past practice, (B) pursuant to existing credit facilities as in effect on the date hereof, or (C) loans, investments or guarantees by the Company or any of its Subsidiaries to, in or of its Subsidiaries;
               (xx) Create or otherwise incur any Lien on any material asset of the Company or any of its Subsidiaries;
               (xxi) Enter into, modify or amend, or terminate any Company Material Contract, or waive, release or assign any material rights or claims thereunder, in each case other than in the ordinary course of business consistent with past practice; or
               (xxii) Take, commit, or agree (in writing or otherwise) or announce the intention to take, any of the actions described in Sections 4.1(b) hereof, or take any other action that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not to be satisfied.
ARTICLE V
ADDITIONAL AGREEMENTS
     5.1 Prospectus/Proxy Statement; Registration Statement. As promptly as reasonably practicable after the execution of this Agreement, Parent and the Company will prepare and file with the SEC the Prospectus/Proxy Statement, and Parent will prepare and file with the SEC the Registration Statement in which the Prospectus/Proxy Statement is to be included as a prospectus. Parent and the Company will provide each other with any information which may be required in order to effectuate the preparation and filing of the Prospectus/Proxy Statement and the Registration Statement pursuant to this Section 5.1. Each of Parent and the Company will respond to any comments from the SEC, will use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Merger and the transactions contemplated hereby. Each of Parent and the Company will notify the other promptly upon the receipt of any comments from the SEC or its staff in connection with the filing of, or amendments or supplements to, the Registration Statement and/or the Prospectus/Proxy Statement. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Prospectus/Proxy Statement and/or the Registration Statement, Parent or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the SEC or its staff, and/or mailing to stockholders of the Company, such amendment or supplement. Each party shall cooperate and provide the other (and its counsel) with a reasonable opportunity to review and comment on any amendment or supplement to the Registration Statement and Prospectus/Proxy Statement prior to filing such with the SEC, and will provide each other with a copy of all such filings made with the SEC. The Company will cause the Prospectus/Proxy Statement to be mailed to its stockholders at the earliest practicable time after the Registration Statement is declared effective by the SEC. Parent shall also use all reasonable efforts to take any action required to be taken by it under any applicable state securities laws in connection with the issuance of Parent Ordinary Shares in the Merger, and the Company shall furnish any information concerning the Company and the holders of the Company Common Stock as may be reasonably requested in connection with any such action.
     5.2 Meeting of Company Stockholders; Board Recommendation.
          (a) Meeting of Company Stockholders. Promptly after the Registration Statement is declared effective under the Securities Act, the Company will take all action necessary in accordance with the Delaware Law and its certificate of incorporation and bylaws to call, hold and convene a meeting of its stockholders to consider adoption and approval of this Agreement and approval of the Merger (the “Stockholders’ Meeting”) to be held as promptly as reasonably practicable, and in any event (to the extent permissible under applicable law) within 45 days after the mailing of the Proxy Statement to the Company’s stockholders. Subject to Section 5.3(d), the Company will use reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger, and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Delaware Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is scheduled (as set forth in the Prospectus/Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by it in connection with the Stockholders’ Meeting are solicited in compliance with Delaware Law, its certificate of incorporation and bylaws and all other applicable Legal Requirements.

          (b) Board Recommendation. Except to the extent expressly permitted by Section 5.3(d): (i) the Board of Directors of the Company shall recommend that the Company’s stockholders vote in favor of the adoption of this Agreement at the Stockholders’ Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has unanimously recommended that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the approval of the Merger at the Stockholders’ Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the unanimous recommendation of its Board of Directors that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the approval of the Merger.
     5.3 Acquisition Proposals.
          (a) No Solicitation. The Company agrees that none of the Company, any of its Subsidiaries or any of the Company’s or any of its Subsidiaries’ officers or directors shall, and that it shall use all reasonable efforts to cause the Company’s and its affiliates’ and Subsidiaries’ agents and representatives (including any investment banker, attorney or accountant retained by the Company or any of its Subsidiaries) not to (and shall not authorize or permit any of them to), directly or indirectly: (i) solicit, initiate, or take any action that could reasonably be expected to facilitate or encourage, the making, submission or announcement of any Acquisition Proposal; (ii) enter into or participate in any discussions or negotiations with, furnish any nonpublic information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise cooperate in any manner with, or assist, participate in, facilitate or encourage any effort by, any Person concerning the making of any proposal that constitutes or would reasonably be expected to lead to, any Acquisition Proposal; (iii) approve, endorse, recommend or make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal; or (iv) execute or enter into, or agree to execute or enter into, any letter of intent or similar document or any contract, agreement or commitment contemplating or otherwise relating to any Acquisition Proposal or transaction contemplated thereby, except in the case of clauses (ii), (iii) or (iv) to the extent specifically permitted pursuant to Sections 5.3(c) or 5.3(d). The Company and its Subsidiaries will immediately cease and cause to be terminated any and all existing activities, discussions or negotiations (including, without limitation, any such activities, discussions or negotiations conducted by affiliates, directors, officers, employees, agents and representatives (including any investment banker, financial advisor, attorney, accountant or other representative) of the Company or any of its Subsidiaries) with any third parties conducted heretofore with respect to the consideration of any Acquisition Proposal. The Company will exercise any rights under any confidentiality or non-disclosure agreements with any such third parties in connection with the consideration of any Acquisition Proposal to require the return or destruction of non-public information provided prior to the date of this Agreement by the Company, its Subsidiaries or their agents and representatives to any such third parties.
          (b) Notification of Unsolicited Acquisition Proposals. As promptly as practicable (and in any event no later than 24 hours) after receipt of any Acquisition Proposal or any request for nonpublic information or inquiry that would reasonably be expected to lead to an

Acquisition Proposal or from any Person seeking to have discussions or negotiations with the Company relating to a possible Acquisition Proposal, the Company shall provide Parent with notice of such Acquisition Proposal, request or inquiry, including: (i) the material terms and conditions of such Acquisition Proposal, request or inquiry; (ii) the identity of the Person or group making any such Acquisition Proposal, request or inquiry; and (iii) a copy of all written materials provided by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. The Company shall provide Parent with 48 hours prior notice (or such lesser prior notice as is provided to the members of its Board of Directors) of any meeting of its Board of Directors at which its Board of Directors is expected to consider any Acquisition Proposal or any such inquiry or to consider providing nonpublic information to any Person. The Company shall notify Parent, in writing, of any decision of its Board of Directors as to whether to consider such Acquisition Proposal, request or inquiry or to enter into discussions or negotiations concerning any Acquisition Proposal or to provide nonpublic information or data to any Person concerning any Acquisition Proposal, which notice shall be given as promptly as practicable after such meeting (and in any event no later than 24 hours after such determination was reached and 24 hours prior to entering into any discussions or negotiations or providing any nonpublic information or data to any Person concerning any Acquisition Proposal). The Company agrees that it shall promptly provide Parent with oral and written notice setting forth all such information as is reasonably necessary to keep Parent currently informed in all material respects of the status and material terms of any such Acquisition Proposal, request or inquiry (including any negotiations contemplated by Section 5.3(c)) and shall promptly provide Parent a copy of all written materials subsequently provided to, by or on behalf of such Person or group in connection with such Acquisition Proposal, request or inquiry. Any notification or materials provided under this Section 5.3(b) shall be subject to the terms of the Confidentiality Agreements.
          (c) Superior Offers. Notwithstanding anything to the contrary contained in Section 5.3(a), in the event that the Company receives prior to the adoption of this Agreement by the stockholders of the Company in accordance with applicable law an unsolicited, bona fide written Acquisition Proposal from a third party and that the Company’s Board of Directors has in good faith concluded, after consultation with its outside legal counsel and its financial advisor, that such Acquisition Proposal is, or is reasonably likely to result in, a Superior Offer, the Company may then (1) furnish nonpublic information to the third party making such Acquisition Proposal and (2) engage in negotiations with the third party with respect to such Acquisition Proposal; provided that:
               (i) the Company complies with all of the terms of this Section 5.3;
               (ii) prior to furnishing any nonpublic information or entering into any negotiations or discussions with such third party, (A) the Company receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such third party on the Company’s behalf (a copy of which confidentiality agreement shall be provided to Parent) and (B) contemporaneously with furnishing any such nonpublic information to such third party, the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously so furnished); and

               (iii) the Board of Directors of the Company reasonably determines in good faith, after consultation with outside legal counsel, that the failure to provide such information or enter into such discussion or negotiations would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law.
          (d) Change of Recommendation. Notwithstanding anything to the contrary contained in Section 5.3(a), in response to the receipt of a Superior Offer, (x) the Board of Directors of the Company may withhold, withdraw, amend or modify its recommendation in favor of the Merger, and, in the case of a Superior Offer that is a tender or exchange offer made directly to the stockholders of the Company, may recommend that the stockholders of the Company accept the tender or exchange offer (any of the foregoing actions, whether by the Board of Directors of the Company or a committee thereof, a “Change of Recommendation”), (y) the Board of Directors of the Company, the Company or its Subsidiaries (including each of their respective directors, officers, employees, agents or other representatives) may approve, endorse, or recommend a Superior Offer, or (z) the Company or any of its Subsidiaries may execute or enter into or propose to execute or enter into any letter of intent or similar document or any contract, agreement or commitment (which may be conditioned on the termination of this Agreement) contemplating or otherwise relating to any Superior Offer or transaction contemplated thereby, if all of the following conditions in clauses (i) through (vi) are met:
               (i) the Board of Directors of the Company determines in good faith, after consultation with the Company’s financial advisors and outside legal counsel, that a Superior Offer has been made and not withdrawn;
               (ii) the stockholders of the Company have not approved this Agreement in accordance with applicable law;
               (iii) the Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least four Business Days prior to publicly effecting such Change of Recommendation which shall state expressly (A) that the Company has received a Superior Offer, (B) the most recent terms and conditions of the Superior Offer and the identity of the Person or group making the Superior Offer (and in the event the Company exercises its right to terminate this Agreement pursuant to Section 7.1(h), the Company shall provide to Parent a copy of the final agreement to be entered into in connection with the Superior Offer) and (C) that the Company intends to effect a Change of Recommendation;
               (iv) after delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such four-Business Day period, and negotiate in good faith with respect thereto during such four-Business Day period, as would enable the Company to proceed with its recommendation to stockholders in favor of adoption of this Agreement without making a Change of Recommendation;
               (v) the Board of Directors of the Company shall have determined in good faith (A) after consultation with its financial advisor, that the terms of the Superior Offer are more favorable to the stockholders of the Company than the Merger (as it may be adjusted pursuant to subsection (iv) above) and (B) after consultation with outside legal counsel, the failure to effect a Change of Recommendation would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law; and
               (vi) the Company shall not have materially breached any of the provisions set forth in Section 5.2 or this Section 5.3.
          (e) Compliance with Disclosure Obligations. Nothing contained in this Agreement shall prohibit the Company or its Board of Directors from complying with Rules 14a-9, 14d-9 and 14e-2(a) promulgated under the Exchange Act. Without limiting the foregoing, the Company shall not effect a Change of Recommendation unless specifically permitted pursuant to the terms of Section 5.3(d).
          (f) State Takeover Statute. The Board of Directors of the Company shall not, in connection with any Change of Recommendation, take any action to change the approval of the Board of Directors of the Company for purposes of causing any state takeover statute or other state law to be applicable to the transactions contemplated hereby. For the avoidance of doubt, this Section 5.3(f) shall not prohibit the Company from effecting a Change of Recommendation under the circumstances and subject to the conditions set forth in this Section 5.3.
          (g) Continuing Obligation to Call, Hold and Convene Stockholders’ Meeting; No Other Vote. Notwithstanding anything to the contrary contained in this Agreement, but subject to the provisions of Section 7.1(h), the obligation of the Company to call, give notice of, convene and hold the Stockholders’ Meeting shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to it of any Acquisition Proposal, or by any Change of Recommendation. The Company shall not submit to the vote of its stockholders any Acquisition Proposal, or propose to do so.
          (h) Certain Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
               (i) “Acquisition Proposal,” with respect to the Company, shall mean any offer or proposal relating to any transaction or series of related transactions involving: (a) any purchase from the Company or acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 20% interest in the total outstanding voting securities of the Company or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning 20% or more of the total outstanding voting securities of the Company or any of its Subsidiaries, (b) any merger, consolidation, business combination or similar transaction involving the Company or any of its Subsidiaries, other than any such transaction effected by the Company in which the only parties to such transaction are any of the Company and/or one or more of its Subsidiaries, provided that no such transaction may be effected without obtaining Parent’s prior written consent, (c) any sale, lease (other than in the ordinary course of business consistent with past practice), exchange, transfer, license (other than in the ordinary course of business consistent with past practice), acquisition or disposition of more than 20% of the assets of the Company (including its Subsidiaries taken as a whole) or (d) any liquidation or dissolution of the Company (provided, however, that the transactions between Parent and the Company contemplated by this Agreement shall not be deemed an Acquisition Proposal); and
               (ii) “Superior Offer,” with respect to the Company, shall mean an unsolicited, bona fide Acquisition Proposal by a third party on terms that the Board of Directors of the Company has in good faith concluded, after consultation with its outside legal counsel and financial advisor, taking into account, among other things, all legal, financial, regulatory and other aspects of the offer and the Person making the offer, to be more favorable to the Company’s stockholders (in their capacities as stockholders) than the terms of the Merger and is reasonably capable of being consummated, provided that each reference to 20% in the definition of “Acquisition Proposal” shall be replaced with “50%” for purposes hereof.
          (i) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 5.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company.
     5.4 Confidentiality; Access to Information; No Modification of Representations, Warranties or Covenants.
          (a) Confidentiality. The parties acknowledge that the Company and Parent have previously executed mutual Confidentiality Agreements dated December 7, 2005 and June 12, 2006 (the “Confidentiality Agreements”), which Confidentiality Agreements will continue in full force and effect in accordance with their terms and each of Parent and the Company will hold, and will cause its respective directors, officers, employees, agents, affiliates and advisors (including attorneys, accountants, consultants, bankers and financial advisors) to hold and keep confidential, any proprietary information (as provided in the Confidentiality Agreements) confidential in accordance with the terms of the Confidentiality Agreements.
          (b) Access to Information. Subject to the Confidentiality Agreements and applicable law, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access and upon reasonable prior notice during normal business hours to the properties, books, analysis, projections, plans, systems, contracts, commitments, records, personnel offices and other facilities of the Company and its Subsidiaries during the period prior to the earlier of the Effective Time or the termination of this Agreement to obtain all information concerning the business of the Company and its Subsidiaries, including the status of product development efforts, properties, results of operations and personnel of the Company and its Subsidiaries and use commercially reasonable efforts to make available at reasonable times during normal business hours to Parent and its representatives, the appropriate individuals (including management, personnel, attorneys, accountants and other professionals) for discussion of the Company’s and its Subsidiaries’ business, properties, prospects and personnel as Parent may reasonably request. During such period, the Company shall (and shall cause its Subsidiaries to), subject to any limitations imposed by law with respect to records of employees, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. Notwithstanding the foregoing, the Company may restrict such access to the extent that (i) any law, treaty, rule or regulation of any Governmental Entity applicable to the Company or its Subsidiaries may reasonably require the Company or its Subsidiaries to restrict or prohibit access to any such properties, personnel or information and (ii) such access would be in breach of any confidentiality obligation, commitment or provision by which the Company or any of its Subsidiaries is bound or affected, which confidentiality obligation, commitment or provision or the inability to furnish such access shall then be disclosed to Parent to the maximum extent permitted without resulting in such breach. Any information obtained from the Company or any of its Subsidiaries pursuant to the access contemplated by this Section 5.4 shall be subject to the Confidentiality Agreements.
          (c) No Modification of Representations and Warranties or Covenants. No information or knowledge obtained in any investigation or notification pursuant to this Section 5.4 or Section 5.6, or otherwise shall affect or be deemed to modify any representation or warranty contained herein, the covenants or agreements of the parties hereto or the conditions to the obligations of the parties hereto under this Agreement.
     5.5 Public Disclosure. Without limiting any other provision of this Agreement, Parent and the Company will consult with each other before issuing, and provide each other the opportunity to review and comment upon and use reasonable efforts to agree on any press release or public statement with respect to this Agreement and the transactions contemplated hereby, including the Merger, and any Acquisition Proposal and will not issue any such press release or make any such public statement prior to such consultation and (to the extent practicable) agreement, except as may be required by law or any requirement of The Nasdaq Stock Market. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.
     5.6 Regulatory Filings; Reasonable Efforts.
          (a) Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to comply with, and shall each refrain from taking any action that would impede compliance with, all Legal Requirements, and as promptly as practicable after the date hereof, each of Parent, Merger Sub and the Company shall make all filings, notices, petitions, statements, registrations, submissions of information, applications or submissions of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) Notification and Report Forms with the FTC and the DOJ as required by the HSR Act; (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent and the Company to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto; and (iii) any filings required under the Securities Act, the Exchange Act, any applicable state or securities or “blue sky” laws and the securities laws of any foreign country, or any other Legal Requirement relating to the Merger. Each of Parent and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.6(a) to comply in all material respects with all applicable Legal Requirements. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this Section 5.6(a).
          (b) Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.
          (c) Reasonable Efforts. Subject to the express provisions of Section 5.2 and Section 5.3 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things reasonably necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied; (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, and filings with Governmental Entities, if any) and the taking of reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity; (iii) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby; and (iv) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board of Directors shall, if any takeover statute or similar Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby.
          (d) No Divestiture. Notwithstanding anything in this Agreement to the contrary and except as set forth below, nothing contained in this Agreement shall be deemed to require Parent or any Subsidiary or affiliate thereof to agree to any Action of Divestiture. The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” shall mean (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates, or of the Company or its Subsidiaries that are material to Parent or the Company, (ii) the imposition of any material limitation on the ability of Parent, its Subsidiaries or affiliates, or the Company or its Subsidiaries to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and its Subsidiaries or (iii) the imposition of any material impediment on Parent, its Subsidiaries or affiliates, or the Company or its Subsidiaries under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.
     5.7 Notification of Certain Matters.
          (a) By the Company. The Company shall give prompt notice to Parent and Merger Sub of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) any failure of the Company to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to cause the failure of any conditions to the obligations of Parent and Merger Sub under Section 6.2; provided, however, that no such notification shall affect the representations or warranties of the Company or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(a) shall not limit or otherwise affect the remedies available hereunder.
          (b) By Parent. Parent and Merger Sub shall give prompt notice to the Company of (i) any representation or warranty made by it contained in this Agreement becoming untrue or inaccurate in any material respect, (ii) any failure of Parent to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or (iii) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would reasonably be expected to cause the failure of any conditions to the obligations of the Company under Section 6.3; provided, however, that no such notification shall affect the representations, warranties of Parent and Merger Sub or the conditions to the obligations of the parties under this Agreement; provided, further, that the delivery of any notice pursuant to this Section 5.7(b) shall not limit or otherwise affect the remedies available hereunder.
     5.8 Third-Party Consents. As soon as practicable following the date hereof, the Company will use commercially reasonable efforts to obtain such material consents, waivers and approvals under any of its or its Subsidiaries’ respective Contracts required to be obtained in connection with the consummation of the transactions contemplated hereby as may be reasonably requested by Parent after consultation with the Company, including all consents, waivers and approvals set forth in Section 2.3(c) of the Company Disclosure Schedule. In connection with seeking such consents, waivers and approvals, the Company shall keep Parent informed of all material developments and shall, at Parent’s request, include Parent in any discussions or communications with any parties whose consent, waiver or approval is sought hereunder. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent. In the event the Merger does not close for any reason, Parent shall not have any liability to the Company, its stockholders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals.
     5.9 Equity Awards and Employee Matters.
          (a) Termination of Company Options. At the Effective Time, each then outstanding Company Option shall be terminated by the Company as of the Effective Time pursuant to Section 1.6(e). The Company shall take all actions, including sending any required notices under the Option Plans to the option holders, as are necessary to effectuate the termination of the Company Options as provided in Section 1.6(e).
          (b) Notices. With respect to matters described in Section 5.9(a) above, the Company will use reasonable efforts to consult with Parent (and consider in good faith the advice of Parent) prior to sending any notices or other communication materials to its Employees/Service Providers.
          (c) Termination of 401(k) Plans. Effective as of no later than the day immediately preceding the Closing Date, each of the Company, its Subsidiaries and any ERISA Affiliate shall terminate any and all Company Employee Plans intended to include a Code Section 401(k) arrangement (each a “401(k) Plan”) unless Parent provides written notice to the Company that any such 401(k) plan shall not be terminated. Unless, no later than ten (10) Business Days prior to the Closing Date, Parent provides such written notice to the Company, then the Company shall provide Parent with evidence that such 401(k) Plan(s) have been terminated (effective as of no later than the day immediately preceding the Closing Date) pursuant to resolutions of the Board of Directors of the Company, its Subsidiaries or such ERISA Affiliate, as the case may be. Parent shall take all steps necessary to permit each Employee/Service Provider who has received an eligible rollover distribution (as defined in Section 402(c)(4) of the Code) from each 401(k) Plan, if any, to roll such eligible rollover distribution as part of any lump sum distribution to the extent permitted by each 401(k) Plan into an account under Parent’s 401(k) plan (the “Parent’s 401(k) Plan”), to the extent permitted by Parent’s 401(k) Plan.
          (d) Service Credit. Following the Effective Time, solely to the extent that Continuing Employees (as defined below) are covered under Parent Benefit Plans (as defined below), Parent will use all reasonable efforts to give each Continuing Employee credit for prior service with the Company or its Subsidiaries for purposes of (i) eligibility and vesting under any applicable Parent benefit plan or written policy or arrangement (“Parent Benefit Plan”) in which such Continuing Employee becomes eligible to participate at or following the Effective Time and (ii) determination of benefits levels under any vacation or severance Parent Benefit Plan in which such Continuing Employee becomes eligible to participate at or following the Effective Time; provided that in each case under clauses (i) and (ii) above, if the Company or any of its Subsidiaries maintains a comparable Company Employee Plan, service shall be credited solely to the extent that such service was or would have been credited for such purposes under such comparable plans and no such crediting will be required to the extent it results in the duplication of benefits, or under any bonus or other incentive compensation, or sabbatical or similar plan, program, agreement or arrangement. Solely to the extent that Continuing Employees are covered under Parent Benefit Plans, Parent shall give credit under those of its applicable Parent Benefit Plans that are welfare benefit plans and in which Continuing Employees become eligible to participate at or following the Effective Time, for all co-payments made, amounts credited toward deductibles and out-of-pocket maximums, and time accrued against applicable waiting periods, by Continuing Employees (including their eligible dependents), in respect of the plan year in which the Effective Time occurs, and Parent shall waive all requirements for evidence of insurability and pre-existing conditions otherwise applicable to the Continuing Employees under the Parent Benefit Plans in which the Continuing Employees become eligible to participate at or following the Effective Time, but if the Company or any of its Subsidiaries maintains a comparable Company Employee Plan, solely to the extent such requirements and conditions were not applicable to the particular Continuing Employee under a comparable Company Employee Plan. For purposes of this Agreement, “Continuing Employees” shall mean those employees of Parent and employees of the Surviving Corporation as of the Effective Time who shall have been employees of the Company immediately prior to the Effective Time.
     5.10 Indemnification.
          (a) Indemnity. From and after the Effective Time, Parent will and will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company pursuant to any indemnification agreements between the Company and its directors and officers in effect as of the date hereof and listed in Section 5.10(a) of the Company Disclosure Schedule (including, to the extent indemnifiable thereunder, for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby) and to any directors, officers, employees, or agents under any indemnification provisions under the Company Charter Documents (collectively the “Indemnified Parties”), subject to applicable law. The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions with respect to exculpation, indemnification and the advancement of expenses that are at least as favorable to the Indemnified Parties as those contained in the certificate of incorporation and bylaws of the Company as in effect on the date hereof, which provisions will not, except as required by law, be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of Indemnified Parties.
          (b) Insurance. For a period of six years after the Effective Time, Parent will or will cause the Surviving Corporation to maintain directors’ and officers’ liability insurance with one or more reputable unaffiliated third-party insurers covering those persons who are covered by the Company’s directors’ and officers’ liability insurance policy as of the date hereof for events occurring prior to the Effective Time containing terms and conditions that are, in the aggregate, no less favorable to the insured than those applicable to the current directors and officers of the Company under policies maintained by the Company; provided, however, that in no event will the Surviving Corporation be required to expend in any one year in excess of 200% of the annual premium currently paid by the Company for such coverage (and to the extent the annual premium would exceed 200% of the annual premium currently paid by the Company for such coverage, the Surviving Corporation shall use reasonable efforts to cause to be maintained the maximum amount of coverage as is available for such 200% of such annual premium); and provided further, however, that notwithstanding the foregoing, Parent may satisfy its obligations under this Section 5.10(b) by purchasing a “tail” policy under the Company’s existing directors’

and officers’ insurance policy which (i) has an effective term of six years from the Effective Time, (ii) covers those persons who are currently covered by the Company’s directors’ and officers’ insurance policy in effect as of the date hereof for actions and omissions occurring on or prior to the Effective Time and (iii) contains terms and conditions that are, in the aggregate, no less favorable to the insured than those of the Company’s directors’ and officers’ insurance policy in effect as of the date hereof. At Parent’s direction, the Company shall purchase such “tail” policy consistent with the provisions of this Section 5.10(b).
          (c) Third–Party Beneficiaries. This Section 5.10 is intended to be for the benefit of, and shall be enforceable by the Indemnified Parties and their heirs and personal representatives and shall be binding on Parent and the Surviving Corporation and their respective successors and assigns, and shall be in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. On and after the Closing, the obligations of Parent under this Section 5.10 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnified Party under this Section 5.10 without the written consent of such affected Indemnified Party. In the event Parent or the Surviving Corporation or its successor or assign (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each case, proper provision shall be made so that the successor and assign of Parent or the Surviving Corporation, as the case may be, honor the obligations set forth with respect to Parent or the Surviving Corporation, as the case may be, in this Section 5.10.
     5.11 Section 16 Matters. On or after the date of this Agreement and prior to the Effective Time, the Company shall take actions consistent with all current applicable interpretation and guidance of the SEC to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the transactions contemplated by this Agreement by each director or officer who is subject to the reporting requirements of Section 16(a) of the Exchange Act to be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.
     5.12 Tax Matters. From and after the date of this Agreement, neither the Company, Parent nor any of their respective affiliates shall take any action, or fail to take any necessary action, that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Unless otherwise required by applicable law, the Company, Parent and their respective affiliates shall treat the Merger as having qualified as a reorganization within the meaning of Section 368(a) of the Code on all Tax Returns filed by them, and shall not take any position contrary thereto for any Tax purposes. Parent and its affiliates shall cause the Company to comply with the reporting requirements of Treas. Reg. 1.367(a)-3(c)(6). Parent and the Company shall use their respective reasonable best efforts to obtain the tax opinions set forth in Section 6.1(e) hereof (collectively, the “Tax Opinions”). Officers of the Parent and the Company shall execute and deliver to Curtis, Mallet-Prevost, Colt & Mosle LLP, counsel to Parent, and Bullivant Houser Bailey PC, counsel to the Company, certificates containing appropriate representations at such time or times as may reasonably be requested by such law firms, including the Closing Date, in connection with their respective deliveries of opinions with respect to the Tax treatment of the Merger.

     5.13 145 Affiliates. As soon as practicable after the date hereof, and in no event more than ten (10) days prior to the Closing Date, the Company shall deliver to Parent a letter identifying all Persons who are, at the time this Agreement is submitted for adoption by the stockholders of the Company, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use reasonable efforts to cause each such Person to deliver to Parent at least ten (10) days prior to the Closing Date a written agreement substantially in the form attached as Exhibit B hereto.
ARTICLE VI
CONDITIONS TO THE MERGER
     6.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:
          (a) Company Stockholder Approval. This Agreement shall have been approved and adopted, and the Merger shall have been approved, each by the requisite vote under applicable law by the stockholders of the Company.
          (b) Registration Statement Effective; Proxy Statement. The SEC shall have declared the Registration Statement effective. No stop order suspending the effectiveness of the Registration Statement or any part thereof shall have been issued and no proceeding for that purpose, and no similar proceeding in respect of the Prospectus/Proxy Statement, shall have been initiated or threatened in writing by the SEC.
          (c) No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.
          (d) HSR Act and Foreign Approvals. All waiting periods (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or terminated early and the parties shall have obtained or received any material consents, waivers, approvals, orders, authorizations, registrations, declaration and filings required (or any applicable waiting period shall have been terminated or shall have expired) under the foreign merger control regulations set forth in Section 2.3(d) of the Company Disclosure Schedule.
          (e) Tax Opinions. Parent and the Company shall have received an opinion of Curtis, Mallet-Prevost, Colt & Mosle LLP and Bullivant Houser Bailey PC, respectively, dated as of the Closing Date, to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that if Bullivant Houser Bailey PC fails to render such opinion, this condition shall nonetheless be deemed to be satisfied with respect to the Company if Curtis, Mallet-Prevost, Colt & Mosle LLP renders such opinion to the Company. The issuance of such opinions shall be conditioned upon the receipt by such counsel of customary representation letters from each of Parent, Merger Sub, and the Company, in each case, in form and substance reasonably satisfactory to such counsel. Each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.
     6.2 Additional Conditions to the Obligations of Parent. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent and Merger Sub:
          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date hereof (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date) and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), it being understood that, for purposes of determining the accuracy of such representations and warranties, (1) all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded, and (2) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded.
          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date.
          (c) Material Adverse Effect. There shall not have occurred or otherwise arisen and be continuing any Effect which, either individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.
          (d) No Governmental Restriction. There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(c) to not be satisfied or (ii) seeking to require Parent or the Company or any Subsidiary or affiliate thereof to effect an Action of Divestiture.
          (e) Officer’s Certificate. Parent and Merger Sub shall have received a certificate, dated as of the Closing Date, to the effect that conditions set forth in Sections 6.2(a) and (b) have been satisfied signed on behalf of the Company by an authorized executive officer of the Company.
     6.3 Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:
          (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date hereof (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date) and shall be true and correct as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), except, in each case or in the aggregate, as does not constitute a Material Adverse Effect on Parent at the Closing Date (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made after the execution of this Agreement shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the representations and warranties of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the representations and warranties of Merger Sub, by an authorized executive officer of Merger Sub.
          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Company shall have received a certificate with respect to the foregoing signed on behalf of Parent, with respect to the covenants of Parent, by an authorized executive officer of Parent and a certificate with respect to the foregoing signed on behalf of Merger Sub, with respect to the covenants of Merger Sub, by an authorized executive officer of Merger Sub.
          (c) No Governmental Restriction. There shall not be any pending or overtly threatened suit, action or proceeding asserted by any Governmental Entity challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(c) to not be satisfied.
ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER
     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken by the terminating party or parties, and except as provided below, whether before or after the requisite approvals of the stockholders of the Company:
          (a) by mutual written consent duly authorized by the Boards of Directors of each of Parent and the Company;
          (b) by either the Company or Parent if the Merger shall not have been consummated by the date that is six (6) months after the date of this Agreement (the “End Date”); provided, however, that the End Date shall be extended to the date that is nine (9) months after the date of this Agreement upon written notice of either the Company to Parent and Merger Sub or Parent to the Company, which notice shall be delivered on or within ten (10) days before the date that is six (6) months after the date of this Agreement if any of the conditions specified in Section 6.1(d) have not been satisfied on the date of such notice; and provided, further, that the right to terminate or extend this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;
          (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action (including the failure to have taken an action), in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;
          (d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefor or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to the Company where the failure to obtain such stockholder approval shall have been caused by the action or failure to act of the Company, and such action or failure to act constitutes a breach by the Company of this Agreement;
          (e) by Parent (at any time prior to the adoption of this Agreement by the required vote of the stockholders of the Company) if a Triggering Event with respect to the Company shall have occurred;
          (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date, then the Company may not terminate this Agreement under this Section 7.1(f) prior to 30 days following Parent’s receipt of written notice from the Company of such breach, provided Parent continues to exercise all reasonable efforts to cure such breach through such 30-day period (it being understood that the Company may not terminate this Agreement pursuant to this subsection (f) if it shall have materially breached this Agreement or if such breach by Parent is cured);
          (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date, then Parent may not terminate this Agreement under this Section 7.1(g) prior to 30 days following the Company’s receipt of written notice from Parent of such breach, provided the Company continues to exercise all reasonable efforts to cure such breach through such 30-day period (it being understood that Parent may not terminate this Agreement pursuant to this subsection (g) if it shall have materially breached this Agreement or if such breach by the Company is cured);

          (h) by the Company, if, the Company shall have entered into a definitive binding agreement with respect to a Superior Offer pursuant to and in compliance with Section 5.3(d), and the Company shall have paid Parent the Termination Fee described in Section 7.3(b);
          (i) by Parent, if any Effect, either individually or in the aggregate, shall have occurred or otherwise arisen since the date hereof that has had, or would reasonably be expected to have, a Material Adverse Effect on the Company and (x) such Material Adverse Effect is not capable of being cured prior to the End Date or (y) such Material Adverse Effect is not cured prior to the earlier of the End Date and 30 days following the receipt of written notice from Parent to the Company of such Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this subsection (i) if it shall have materially breached this Agreement or if such Material Adverse Effect is cured); and
          (j) by the Company, pursuant to Section 1.6(a), if under the circumstances set forth in such Section, the Company has delivered a timely Walk-Away Notice, provided that termination in accordance with this subsection (j) shall not be effective unless and until Parent has failed to deliver a timely Top-Up Notice in accordance with Section 1.6(a).
     For the purposes of this Agreement, a “Triggering Event,” with respect to the Company, shall be deemed to have occurred if: (i) its Board of Directors or any committee thereof shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its unanimous recommendation in favor of the adoption and approval of the Agreement or the approval of the Merger by the stockholders of the Company; (ii) it shall have failed to include in the Prospectus/Proxy Statement the unanimous recommendation of its Board of Directors in favor of the adoption and approval of the Agreement and the approval of the Merger by the stockholders of the Company; (iii) its Board of Directors fails to reaffirm (publicly, if so requested) its unanimous recommendation in favor of the adoption and approval of this Agreement and the approval of the Merger by the stockholders of the Company within 10 Business Days after Parent requests in writing that such recommendation be affirmed; (iv) its Board of Directors or any committee thereof fails to reject or shall have approved or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any agreement, contract or commitment accepting any Superior Offer, following notice of such Superior Offer to Parent as promptly as practicable (and in any event no later than 24 hours) after the Company’s Board of Directors has determined, in good faith, after consultation with its outside legal counsel and its financial advisors that the failure to take such action with respect to the Superior Offer would reasonably be expected to result in a breach of the Board of Directors’ fiduciary duties to the stockholders of the Company under applicable law, and a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during the five-Business Day period following such notice, as would enable the Company to proceed with the Merger; (vi) a tender or exchange offer relating to its securities shall have been commenced by a Person unaffiliated with Parent, and the Company shall not have sent to its security holders pursuant to Rule 14e-2 promulgated under the Exchange Act, within 10 Business Days after such tender or exchange offer is first published, sent or given, a statement disclosing that the Board of Directors of the Company recommends rejection of such tender or exchange offer; (vii) the Company materially breaches any of its obligations set forth in Section 5.2 or Section 5.3; or (viii) the Board of Directors of the Company shall have resolved to do any of the foregoing.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 above will be effective immediately upon the delivery of a valid written notice of the terminating party to the other party hereto; provided, however, that nothing in this sentence shall give a terminating party the right to terminate the Agreement at a time inconsistent with the provisions of Sections 7.1(f), 7.1(g), 7.1(i) and 7.1(j) above. In the event of the termination of this Agreement as provided in Section 7.1, this Agreement shall be of no further force or effect and there shall be no liability or obligation on the part of Parent or the Company or their respective Subsidiaries, officers or directors, except (i) as set forth in Section 5.4(a), this Section 7.2, Section 7.3 and Article VIII, each of which shall survive the termination of this Agreement and (ii) nothing herein shall relieve any party from liability for any willful breach of this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreements, all of which obligations shall survive termination of this Agreement in accordance with their terms.
     7.3 Fees and Expenses.
          (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally the fees in connection with (i) the filing of the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable laws of other jurisdictions, in each case pursuant to Section 5.6(a), and (ii) the filing, printing and mailing of the Prospectus/Proxy Statement (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.
          (b) Company Payment.
               (i) Payment. The Company shall promptly, but in no event later than two Business Days after the date of termination pursuant to the sections of this Agreement as set forth below, pay Parent a fee equal to $8.0 million in immediately available funds (the “Termination Fee”) in the event that this Agreement is (i) terminated by Parent pursuant to Section 7.1(e), (ii) terminated by the Company pursuant to Section 7.1(h), provided, however, in the case of termination under Section 7.1(h), payment of the Termination Fee by the Company shall be made concurrent with such termination, or (iii) terminated by Parent or the Company, as applicable, pursuant to Section 7.1(b), Section 7.1(d) or Section 7.1(g); provided that in the case of termination pursuant to Section 7.1(b), Section 7.1(d), or Section 7.1(g), (a) such payment shall be made only if prior to the termination of this Agreement, there has been disclosure publicly of an Acquisition Proposal with respect to the Company and within 12 months following the termination of this Agreement, an Acquisition of the Company is consummated or the Company enters into a definitive agreement or letter of intent with respect to an Acquisition of the Company and (b) such payment shall be made promptly, but in no event later than two Business Days after the consummation of such Acquisition of the Company or the entry by the Company into such agreement or letter of intent.

               (ii) Interest and Costs; Other Remedies. The Company acknowledges that the agreements contained in this Section 7.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent the reasonable costs and expenses of Parent (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts due pursuant to this Section 7.3(b) at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Except in the case of willful breach of this Agreement by the Company, payment of the Termination Fee by the Company shall be the sole and exclusive remedy of Parent and Merger Sub under this Agreement for any breaches or events that result in the payment of the Termination Fee.
               (iii) Certain Definitions. For the purposes of this Section 7.3(b) only, “Acquisition,” with respect to a party hereto, shall mean any of the following transactions (other than the transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the party pursuant to which the equity interests held in such party and retained following such transaction or issued to or otherwise received in such transaction by the stockholders of the party immediately preceding such transaction constitute less than 50% of the aggregate equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent thereof, (ii) a sale or other disposition by the party of assets representing in excess of 40% of the aggregate fair market value of the party’s business immediately prior to such sale or (iii) the acquisition by any Person or group (including by way of a tender offer or an exchange offer or issuance by the party or such Person or group), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 40% of the voting power of the then outstanding shares of capital stock of the party.
     7.4 Amendment. Subject to applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after adoption and approval of this Agreement by the stockholders of the Company; provided, however, that after adoption and approval of this Agreement by the stockholders of the Company, no amendment shall be made which by law requires further approval by the stockholders of the Company without such further stockholder approval. This Agreement may not be amended except by execution of an instrument in writing signed on behalf of each of Parent, Merger Sub and the Company.
     7.5 Extension; Waiver. At any time prior to the Effective Time either party hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, or (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement, including pursuant to Section 7.1(b), shall not constitute a waiver of such right.
ARTICLE VIII
GENERAL PROVISIONS
     8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Article VIII shall survive the Effective Time.
     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) of transmission by facsimile or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date is not a Business Day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
          (a) if to Parent or Merger Sub, to:
Flextronics International Ltd.
One Marina Boulevard
#28-00 Singapore 018989
Attention: Chief Financial Officer
Facsimile No.: (65) 6890 7188
with copies to:
Flextronics International USA, Inc.
305 Interlocken Parkway
Broomfield, CO 80021
Attention: General Counsel
Facsimile No.: (303) 927-4513
with copies to:
Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY 10178
Attention: Jeffrey N. Ostrager
Telephone No.: (212) 696-6918
Facsimile No.: (212) 697-1559

if to the Company, to:
International DisplayWorks, Inc.
1613 Santa Clara Drive, Suite 100
Roseville, CA 95661
Attention: Chief Financial Officer
Telephone No.: (916) 797-6800
Facsimile No.: (916) 797-6898
with copies to:
Bullivant Houser Bailey PC
1415 L Street, Suite 1000
Sacramento, CA 95814
Attention: David C. Adams
Telephone No.: (916) 930-2511
Facsimile No.: (916) 930-2501
     8.3 Interpretation; Knowledge.
          (a) When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of such entity and its Subsidiaries, taken as a whole.
          (b) For purposes of this Agreement, the term “Knowledge” means, with respect to a party hereto, and with respect to any matter in question, the actual knowledge of its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Technology Officer and its General Counsel, in each case, after due inquiry of each employee who reports directly to such officer.
          (c) For purposes of this Agreement, the term “Made Available” shall mean (i) that the Company or Parent, as the case may be, has made available copies of such materials to Parent or the Company, as the case may be, or its respective representatives or (ii) that such material is publicly available on EDGAR.
          (d) For purposes of this Agreement, the term “Material Adverse Effect,” when used in connection with an entity, means any change, event, development, violation, inaccuracy, circumstance or effect (any such item, an “Effect”), individually or when taken together with all other Effects that have occurred during the applicable measurement period, that is or is reasonably likely to (i) be materially adverse to the business, assets (including intangible assets), capitalization, financial condition or results of operations of such entity taken as a whole with its Subsidiaries, other than any Effect primarily and proximately resulting from (A) changes in general economic or market conditions or Effects affecting the industry generally in which such entity and its Subsidiaries operates, which changes do not disproportionately affect such entity taken as a whole with its Subsidiaries as compared to other similarly situated participants in the industry in which such entity and its Subsidiaries operate; (B) changes in Legal Requirements, GAAP or international accounting standards; (C) acts of terrorism or war which do not disproportionately affect such entity taken as a whole with its Subsidiaries; (D) with respect to the Company, compliance with the express terms of this Agreement which require that the Company take actions in furtherance of the transactions contemplated by this Agreement; (E) a failure to meet securities analysts’ published revenue or earnings projections, which failure shall have occurred in the absence of a material deterioration in the business or financial condition of such entity that would otherwise constitute a Material Adverse Effect; (F) the announcement or pendency of this Agreement or the transactions contemplated hereby, or (G) any legal claims made or brought by any Company stockholders (on their own behalf or on behalf of the Company) or other legal proceedings, in each case under this subclause (G) primarily and proximately arising out of or related to this Agreement or any of the transactions contemplated hereby, or (ii) materially impede the ability of such entity to consummate the transactions contemplated by this Agreement in accordance with the terms hereof and applicable Legal Requirements. For purposes of this definition, a breach by the Company of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or any representation or warranty of the Company becoming untrue, shall be deemed to be an Effect (without limiting the definition of “Effect” set forth herein), and there shall be deemed to have occurred a Material Adverse Effect in relation to the Company if there shall have occurred any such breach or any such representation or warranty becoming untrue that, individually or when taken together with all other such breaches or such representations or warranties becoming untrue, is or is reasonably likely to result in an adverse financial impact of $2 million or more. Further, for purposes of this definition, notwithstanding that the Company has disclosed on the Company Disclosure Schedule (i) the absence of the requisite land use rights and approvals for the Company’s North Campus facility located in Shenzhen, PRC and (ii) the failure to obtain the requisite land use rights for the Company’s Beijing facility, any Effect arising or occurring after the date hereof relating to either of these matters may be a Material Adverse Effect (individually or when taken together with all other Effects) and such determination shall be made without regard to such disclosure.
          (e) For purposes of this Agreement, the term “Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
     8.4 Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.
     8.5 Entire Agreement; Third-Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Disclosure Schedule, the Parent Disclosure Schedule, and the Voting Agreements and other Exhibits hereto (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreements shall continue in full force and effect until the Closing and shall survive any termination of this Agreement and (ii) are not intended to confer upon any other Person any rights or remedies hereunder, except as specifically provided, following the Effective Time, in Section 5.10. Without limiting the foregoing, it is expressly understood and agreed that the provisions in Section 5.9 are statements of intent and no Employees/Service Providers or other Person (including any party hereto) shall have any rights or remedies, including rights of enforcement, with respect thereto and no Employee/Service Provider or other Person is or is intended to be a third-party beneficiary thereof.
     8.6 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such Persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.
     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Any purported assignment in violation of this Section 8.10 shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.
     8.11 Waiver of Jury Trial. EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized respective officers as of the date first written above.

FLEXTRONICS INTERNATIONAL LTD.
By:	/s/ Manny Marimuthu
Name:	Manny Marimuthu
Title:	Authorized Signatory

GRANITE ACQUISITION CORP.
By:	/s/ Donald H. Standley
Name:	Donald H. Standley
Title:	President

INTERNATIONAL DISPLAYWORKS, INC.
By:	/s/ Thomas A. Lacey
Name:	Thomas A. Lacey
Title:	Chairman & CEO
[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

EXHIBIT A
VOTING AGREEMENT
     THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of September 4, 2006, by and among Flextronics International Ltd., a Singapore company (“Parent”), and the undersigned stockholder (“Stockholder”) of International DisplayWorks, Inc., a Delaware corporation (the “Company”).
RECITALS
     A. Concurrently with the execution of this Agreement, Parent, Granite Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company.
     B. Pursuant to the Merger, all of the issued and outstanding shares of capital stock of the Company will be canceled and converted into the right to receive the consideration set forth in the Merger Agreement upon the terms and subject to the conditions set forth in the Merger Agreement.
     C. As of the date hereof, Stockholder Beneficially Owns (as defined below) the number of Shares (as defined below) of capital stock of the Company as set forth on the signature page of this Agreement.
     D. In order to induce Parent and Merger Sub to execute the Merger Agreement, Stockholder desires to restrict the transfer or disposition of, and undertakes to vote, the Shares as provided in this Agreement, and the execution and delivery of this Agreement and the Proxy (as defined below) is a material condition to Parent’s willingness to enter into the Merger Agreement.
     E. As a stockholder of the Company, the Stockholder will benefit from the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated thereby.
     NOW, THEREFORE, the parties hereto hereby agree as follows:
     1. Certain Definitions. Capitalized terms not defined herein shall have the meanings ascribed to them in the Merger Agreement. For purposes of this Agreement:
     (a) A Person shall be deemed to “Beneficially Own” a security if such Person has “beneficial ownership” of such securities as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.
     (b) “Constructive Sale” means, with respect to any security, a short sale or entering into or acquiring an offsetting derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of materially changing the economic benefits and risks of ownership of such security.
     (c) “Expiration Date” means the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement and (ii) such date and time as the Merger Agreement shall have been validly terminated pursuant to Article VII thereof.
     (d) “Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, arbitral body, administrative agency or commission or other governmental authority or instrumentality or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.
     (e) “Options” means: (i) all securities Beneficially Owned by Stockholder as of the date of this Agreement that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company; and (ii) all securities of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date that are convertible into, or exercisable or exchangeable for, shares of capital stock of the Company, including, without limitation, options, warrants and other rights to acquire shares of Company Common Stock or other shares of capital stock of the Company.
     (f) “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.
     (g) “Shares” means: (i) all shares of capital stock of the Company Beneficially Owned by Stockholder as of the date of this Agreement; and (ii) all shares of capital stock of the Company of which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options.
     (h) “Transfer” means, with respect to any security, the direct or indirect (i) assignment, sale, transfer, tender, pledge, hypothecation, gift, placement in trust, Constructive Sale or other disposition of such security (excluding transfers by testamentary or intestate succession), of any right, title or interest in such security (including, without limitation, any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise) or of the record or beneficial ownership of such security, or (ii) offer to make any such sale, transfer, tender, pledge, hypothecation, gift, placement in trust, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing, in each case, excluding any Transfer pursuant to a court order.

     2. “Voting Period” shall mean the period commencing on the date hereof and ending on the earlier of: (i) the date on which the Merger Agreement is validly terminated; and (ii) the date on which a final vote is taken by the stockholders of Company to approve the Merger.
     3. No Transfer of Shares or Options. Stockholder agrees that, at all times during the Voting Period, Stockholder shall not Transfer (or cause or permit any Transfer of) any Shares or Options, or make any agreement relating thereto, in each case, without the prior written consent of Parent, other than the issuance of Company Common Stock to Stockholder in connection with the exercise by Stockholder of Company Options pursuant to a cashless exercise. Notwithstanding the foregoing, the Stockholder may Transfer Shares to any member of Stockholder’s immediate family or to a trust for the benefit of Stockholder or any member of Stockholder’s immediate family. Stockholder agrees that any Transfer in violation of this Agreement shall be void and of no force or effect.
     4. No Transfer of Voting Rights. Stockholder agrees that, during the Voting Period, Stockholder shall not deposit (or cause or permit the deposit of) any Shares or Options in a voting trust or grant (or cause or permit the grant of) any proxy or enter into (or cause or permit the entry into) any voting agreement or similar agreement with respect to any of the Shares or Options other than as contemplated by this Agreement.
     5. Agreement to Vote Shares.
     (a) Until the Expiration Date, at every meeting of stockholders of the Company, however called, at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, Stockholder shall vote, to the extent not voted by the Person(s) appointed under the Proxy (as defined below), all of the Shares or cause the Shares to be voted:
          (i) in favor of (1) adoption of the Merger Agreement, including all actions and transactions contemplated by the Merger Agreement or the Proxy and (2) any other actions presented to holders of shares of capital stock of the Company that would reasonably be expected to facilitate the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or the Proxy;
          (ii) against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or the Proxy; and
          (iii) against any Acquisition Proposal or any other action that is intended, or would reasonably be expected, to, in any manner impede, prevent, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.
     (b) Stockholder shall not enter into any agreement or understanding with any Person to vote or give instructions to vote, or make any public announcement that is in any manner inconsistent with this Section 5.

     6. Irrevocable Proxy. Concurrently with the execution of this Agreement, Stockholder agrees to deliver to Parent an irrevocable proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permitted by applicable law, covering all Shares. Stockholder shall deliver additional proxies in the form or Exhibit A covering any additional Shares which Stockholder acquires Beneficial Ownership during the period from the date of this Agreement through and including the Expiration Date, including, without limitation, in each case, shares issued upon the conversion, exercise or exchange of Options.
     7. Representations, Warranties and Covenants of Stockholder. Stockholder represents, warrants and covenants to Parent as follows:
     (a) Stockholder is the Beneficial Owner of the Shares and the Options indicated on the signature page of this Agreement.
     (b) Stockholder does not Beneficially Own any shares of capital stock of the Company or any securities convertible into, or exchangeable or exercisable for, shares of capital stock of the Company, other than the Shares and Options set forth on the signature page hereto.
     (c) Stockholder has the full power to dispose, vote or direct the voting of the Shares.
     (d) The Shares are, and at all times up to and including the Expiration Date the Shares will be, unless Transferred in compliance with Section 3, Beneficially Owned by Stockholder, free and clear of any rights of first refusal, co-sale rights, security interests, liens, pledges, claims, options, charges, proxies, voting trusts or agreements, understandings or arrangements, or any other encumbrances of any kind or nature.
     (e) The execution and delivery of this Agreement and the Proxy by Stockholder do not, and Stockholder’s performance of its obligations under this Agreement will not conflict with or violate any order, decree, judgment, statute, law, rule, regulation or agreement applicable to the Stockholder and such Shares or Options, except where such conflict or violation would not, individually or in the aggregate, materially impair the ability of the Stockholder to perform his or her obligations hereunder.
     (f) Stockholder has all requisite power and authority to make, enter into and perform the terms of this Agreement and the Proxy without limitation, qualification or restriction on such power and authority.
     Except as expressly contemplated herein, the Stockholder is not a party to, and the Shares are not subject to or bound in any manner by, any contract or agreement relating to the Shares, including without limitation, any voting agreement, option agreement, purchase agreement, stockholders’ agreement, partnership agreement or voting trust.
     8. Consents and Waivers. Stockholder (not in his or her capacity as a director or officer of the Company) hereby gives all consents and waivers that may be reasonably required from him or her for the execution and delivery of this Agreement and the Proxy under the terms of any agreement or instrument to which such Stockholder is a party, which consent or waiver is required solely because of the consummation of the Merger in accordance with the terms of the Merger Agreement.
     9. Termination. This Agreement and the Proxy shall terminate and shall have no further force or effect as of the Expiration Date.
     10. Stockholder Capacity. So long as Stockholder or a representative of Stockholder is an officer or director of the Company, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions, judgment or decisions taken by Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations and responsibilities of such office (including the performance of obligations required by the fiduciary obligations and responsibilities of Stockholder acting solely in his or her capacity as an officer or director), it being agreed and understood that this Agreement shall apply to the Stockholder solely in his or its capacity as a stockholder.
     11. Miscellaneous.
     (a) Waiver. No failure on the part of Parent, Company or Stockholder to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of Parent, Company or Stockholder in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. Neither Parent, Company nor Stockholder shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of Parent, Company or Stockholder, as appropriate; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
     (b) Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:
If to Parent, to:
Flextronics International Ltd.
One Marina Boulevard
#28-00 Singapore 018989
Attention: Chief Financial Officer
Facsimile No.: (65) 6890 7188

with copies to:
Flextronics International USA, Inc.
305 Interlocken Parkway
Broomfield, CO 80021
Attention: General Counsel
Facsimile No.: (303) 927-4513
with copies to:
Curtis, Mallet-Prevost, Colt & Mosle LLP
101 Park Avenue
New York, NY 10178
Attention: Jeffrey N. Ostrager
Telephone No.: (212) 696-6918
Facsimile No.: (212) 697-1559
if to the Company, to:
International DisplayWorks, Inc.
1613 Santa Clara Drive, Suite 100
Roseville, CA 95661
Attention: Chief Financial Officer
Telephone No.: (916) 797-6800
Facsimile No.: (916) 797-6898
with copies to:
Bullivant Houser Bailey PC
1415 L Street, Suite 1000
Sacramento, CA 95814
Attention: David C. Adams
Telephone No.: (916) 930-2511
Facsimile No.: (916) 930-2501
if to Stockholder:
To the address for notices set forth on the signature page hereof.
     (c) Headings. All captions and section headings used in this Agreement are for convenience only and do not form a part of this Agreement.
     (d) Counterparts. This Agreement may be executed in two or more counterparts, and by facsimile, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     (e) Entire Agreement; Amendment. This Agreement and the Proxy constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may not be changed or modified, except by an agreement in writing specifically referencing this Agreement and executed by each of the parties hereto.
     (f) Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
     (g) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.
     (h) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
     (i) Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In the event of any such proceedings to enforce this agreement, the non-prevailing party will pay all costs and expenses incurred by the prevailing party, including all reasonable attorneys’ and experts’ fees.
     (j) Binding Effect; No Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, and, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the parties hereto may be assigned by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of this Section 11(j) shall be void.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

FLEXTRONICS INTERNATIONAL LTD.

By:
Name:
Title:

INTERNATIONAL DISPLAYWORKS, INC.

By:
Name:
Title:

Shares Owned:

Options Owned:

Name:
Address for Notice:

[SIGNATURE PAGE TO VOTING AGREEMENT]

EXHIBIT A
IRREVOCABLE PROXY
     The undersigned stockholder (“Stockholder”) of                                         , a Delaware corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints and constitutes                                          and                                         , and each of them individually, as the sole and exclusive attorneys-in-fact and proxies of the undersigned with full power of substitution and resubstitution, to vote and exercise all voting and related rights with respect to, and to grant a consent or approval in respect of (in each case, to the full extent that the undersigned is entitled to do so), all of the shares of capital stock of the Company that now are or hereafter may be Beneficially Owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereto (collectively, the “Shares”), in accordance with the terms of this Proxy. The Shares Beneficially Owned by the undersigned as of the date of this Proxy are set forth on the signature page hereof. Any and all prior proxies heretofore given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby covenants and agrees not to grant any subsequent proxies with respect to any Shares. Capitalized terms used and not defined herein have the meanings assigned to them in that certain Voting Agreement, dated of even date herewith, by and among Parent, Company and Stockholder (the “Voting Agreement”).
     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to the Voting Agreement, and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 4, 2006, by and among Parent, Merger Sub and the Company. The Merger Agreement provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”) and the receipt by Stockholder of the consideration set forth in the Merger Agreement.
     The attorneys-in-fact and proxies named above are hereby authorized and empowered by the undersigned to act as the undersigned’s attorney-in-fact and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents), at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:
          (i) in favor of (1) adoption of the Merger Agreement, including all actions and transactions contemplated by the Merger Agreement or this Proxy and (2) any other actions presented to holders of shares of capital stock of the Company that would reasonably be expected to facilitate the Merger Agreement, the Merger and the other actions and transactions contemplated by the Merger Agreement or this Proxy;
          (ii) against approval of any proposal made in opposition to, or in competition with, the Merger Agreement or consummation of the Merger and the other transactions contemplated by the Merger Agreement or this Proxy; and

          (iii) against any Acquisition Proposal or any other action that is intended, or would reasonably be expected, to, in any manner impede, prevent, interfere with, delay, postpone, discourage or otherwise adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.
     The attorneys-in-fact and proxies named above may not exercise this Proxy with respect to any matter other than the matters described in clauses (i), (ii) or (iii) above, and Stockholder may vote the Shares on all other matters.
     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.
     So long as Stockholder or Stockholder’s representative is an officer or director of the Company, nothing in this Proxy shall be construed as preventing or otherwise affecting any actions, judgments or decisions taken by Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations and responsibilities of such office (including without limitation, the performance of obligations required by the fiduciary obligations and responsibilities of Stockholder acting solely in his or her capacity as an officer or director), it being agreed and understood that this Proxy shall apply to the Stockholder solely in his or its capacity as a stockholder.
     This Proxy shall terminate, and be of no further force or effect, on the Expiration Date.
[Remainder of Page Intentionally Left Blank]

Dated:                         , 2006

Signature:

Print Name:

Address:

Shares:

[SIGNATURE PAGE TO PROXY]

EXHIBIT B
FORM OF RULE 145 LETTER
                     ___, 2006
Flextronics International Ltd.
One Marina Boulevard
#28-00 Singapore 018989
Attention: Chief Financial Officer
International DisplayWorks, Inc.
1613 Santa Clara Drive, Suite 100
Roseville, CA 95661
Attention: Chief Financial Officer
Ladies and Gentlemen:
     The undersigned has been advised that, as of the date of this letter, the undersigned may be deemed to be an “affiliate” of International DisplayWorks, Inc., a Delaware corporation (the “Company”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”). Pursuant to the terms of the Agreement and Plan of Merger dated as of September 4, 2006 (the “Merger Agreement”) among the Company, Flextronics International Ltd., a Singapore company (“Parent”), and Granite Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Subsidiary”), Merger Subsidiary will be merged with and into the Company with the Company to be the surviving corporation in the merger (the “Merger”).
     As a result of the Merger, the undersigned will receive ordinary shares, no par value, of Parent (“Parent Ordinary Shares”) in exchange for shares of Company Common Stock (as defined in the Merger Agreement) owned by the undersigned.
     The undersigned represents, warrants and covenants to Parent and the Company that, as of the date the undersigned receives any Parent Ordinary Shares as a result of the Merger:
     A. The undersigned shall not make any sale, transfer or other disposition of the Parent Ordinary Shares in violation of the 1933 Act or the Rules and Regulations.
     B. The undersigned has carefully read this letter and the Merger Agreement and discussed, to the extent the undersigned felt necessary with the undersigned’s counsel or counsel for the Company, the requirements of such documents and other applicable limitations upon the undersigned’s ability to sell, transfer or otherwise dispose of Parent Ordinary Shares acquired in the Merger.
     C. The undersigned has been advised that the issuance of Parent Ordinary Shares to the undersigned pursuant to the Merger will be registered with the SEC under the 1933 Act on a

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Registration Statement on Form S-4. The undersigned has also been advised that, because, at the time the Merger is submitted for a vote of the stockholders of the Company, the undersigned may be deemed an affiliate of the Company, the undersigned may not sell, transfer or otherwise dispose of Parent Ordinary Shares issued to the undersigned in the Merger unless such sale, transfer or other disposition (i) has been registered under the 1933 Act, (ii) is made in conformity with Rule 145 promulgated by the SEC under the 1933 Act and as to which Parent has received satisfactory compliance with such Rule, or (iii) in the opinion of counsel reasonably acceptable to Parent, or pursuant to a “no action” letter obtained by the undersigned from the SEC staff, is otherwise exempt from registration under the 1933 Act.
     D. The undersigned understands that Parent is under no obligation to register the sale, transfer or other disposition of Parent Ordinary Shares acquired in the Merger by the undersigned or on the undersigned’s behalf under the 1933 Act or to take any other action necessary in order to enable the undersigned to make such sale, transfer or other disposition in compliance with an exemption from such registration.
     E. The undersigned also understands that stop transfer instructions will be given to the Parent’s transfer agents and there will be placed on the certificates for Parent Ordinary Shares acquired in the Merger issued to the undersigned, or on any substitutions therefor, a legend stating in substance:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF ONLY IN ACCORDANCE WITH THE TERMS OF A LETTER AGREEMENT BETWEEN THE REGISTERED HOLDER HEREOF AND FLEXTRONICS INTERNATIONAL LTD., A COPY OF WHICH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICES OF [PARENT]”
     F. The undersigned also understands that, unless the transfer by the undersigned of the undersigned’s Parent Ordinary Shares acquired in the Merger has been registered under the 1933 Act or is a sale made in conformity with the provisions of Rule 145, Parent reserves the right to put the following legend on the certificates issued to the undersigned’s transferee:
“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND WERE ACQUIRED FROM A PERSON WHO RECEIVED SUCH SECURITIES IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933 APPLIES. THE SECURITIES HAVE NOT BEEN ACQUIRED BY THE HOLDER WITH A VIEW TO, OR FOR RESALE IN CONNECTION WITH, ANY

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DISTRIBUTION THEREOF WITHIN THE MEANING OF THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR IN ACCORDANCE WITH AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933.”
     It is understood and agreed that the legends set forth in paragraphs E and F above shall be removed by delivery of substitute certificates without such legend if (i) the securities represented thereby have been registered for sale by the undersigned under the 1933 Act or (ii) Parent has received either an opinion of counsel, which opinion and counsel shall be reasonably satisfactory to Parent, or a “no-action” letter obtained by the undersigned from the SEC staff to the effect that the restrictions imposed by Rule 145 under the 1933 Act no longer apply to the undersigned.
     G. The undersigned further understands and agrees that the representations, warranties, covenants and agreements of the undersigned set forth herein are for the benefit of Parent, the Company and the Surviving Corporation (as defined in the Merger Agreement) and will be relied upon by such companies and their respective counsel and accountants and agrees to hold harmless and indemnify such Persons from and against any losses, claims, damages, expenses (including reasonable attorney’s fees) or liabilities to which such Person may become subject under the 1933 Act or otherwise as a result of the untruth, breach or failure of such representations.
     H. The undersigned understands and agrees that this letter agreement shall apply to all shares of Parent Ordinary Shares acquired in the Merger that are deemed beneficially owned by the undersigned pursuant to applicable federal securities laws.
     Execution of this letter should not be considered an admission on the part of the undersigned that the undersigned is an “affiliate” of the Company as described in the first paragraph of this letter, nor as a waiver of any rights that the undersigned may have to object to any claim that the undersigned is such an affiliate on or after the date of this letter.

Very truly yours,

By:
Name:

Accepted this ___ day of , 2006 by

FLEXTRONICS INTERNATIONAL LTD.

By:
Name:
Title

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